UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

XL GROUP Public Limited Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee previously paid with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.

	3)	Filing Party:

	4)	Date Filed:

XL GROUP PLC
No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF ORDINARY
SHARES TO BE HELD ON FRIDAY, APRIL 27, 2012

Dublin, Ireland

March 12, 2012

To the Holders of Ordinary Shares of XL Group plc:

Notice is hereby given that the Annual General Meeting of holders of ordinary shares of XL Group plc (the “Company”) will be held at The Westbury Hotel, located at Grafton Street, Dublin 2, Ireland, on Friday, April 27, 2012 at 8:30 a.m. local time for the following purposes:

1.	To elect, by separate resolutions, four Class II Directors to hold office until 2015;

2.

To ratify the appointment of PricewaterhouseCoopers LLP to act as the independent registered public accounting firm of the Company for the year ending December 31, 2012, and the authorization of the Audit Committee of our Board of Directors to fix the remuneration of PricewaterhouseCoopers LLP;

3.	To provide a non-binding, advisory vote approving the Company’s executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of the Company at the close of business on March 7, 2012 are entitled to notice of, and to vote at, the annual meeting. For instructions on voting, please refer to the instructions on the enclosed proxy card.

By Order of The Board of Directors,

Kirstin Gould
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of shareholders to be held on April 27, 2012. Our Proxy Statement for the 2012 Annual General Meeting of shareholders and the Annual Report to shareholders for the fiscal year ended December 31, 2011 are available at www.envisionreports.com/XL if you are a shareholder of record, and www.edocumentview.com/XL if you are a beneficial owner.

Your vote is important. Whether or not you plan to attend the 2012 Annual General Meeting of shareholders, please vote as promptly as possible by telephone, through the internet or by requesting a paper proxy card to complete, sign and return by mail.

XL GROUP PLC

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF HOLDERS OF ORDINARY SHARES TO BE HELD ON APRIL 27, 2012

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of XL Group plc to be voted at the Annual General Meeting of holders (“shareholders”) of the Company’s ordinary shares (the “shares”) to be held on April 27, 2012 and any adjournments thereof. Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials over the internet, except that hard copy versions of such materials will be provided to shareholders pursuant to their previous request. Accordingly, the Company is sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice, the Proxy Statement, the Notice of Annual General Meeting and the proxy card are first being made available to shareholders on or about March 12, 2012. The Company has made available with this Proxy Statement the Company’s Annual Report on Form 10-K (the “Annual Report to Shareholders”), although the Annual Report to Shareholders should not be deemed to be part of this Proxy Statement. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Upon request, shareholders may also request to receive a printed set of the proxy materials. In addition, shareholders may specify how they would prefer to receive proxy materials in the future, including receiving proxy materials by e-mail or in hard copy format. By sending you the proxy materials over the internet or by e-mail, the Company saves the cost of printing and mailing documents to you and reduces the impact of the Company’s annual meetings on the environment. If you elect to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Additionally, if you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

When such proxy is properly executed, the shares it represents will be voted at the meeting on the following proposals: (1) the election of the four nominees for Class II Directors identified herein; (2) the ratification of the appointment of PricewaterhouseCoopers LLP to act as the independent registered public accounting firm of the Company (the “independent auditor”) and the authorization of the Audit Committee of our Board of Directors to fix the remuneration of the independent auditor for the year ending December 31, 2012; and (3) approval of the Company’s executive compensation through a non-binding (advisory) vote.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the Secretary of the Company in writing to XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the votes are taken.

Shareholders of record as of the close of business on March 7, 2012 will be entitled to vote at the Annual General Meeting. As of March 7, 2012, there were 315,413,754 outstanding shares entitled to vote at the Annual General Meeting, with each share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in the Company’s Articles of Association—see footnote 1 to the table included under the heading “Security Ownership of Certain Beneficial Owners, Management and Directors”).

Under the law applicable to Irish companies, we are required to provide you with our Irish Statutory Accounts for our 2011 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the Company’s website at www.xlgroup.com/financialreports/irish2011 and will be laid before the Annual General Meeting. Other than the presentation of the Company’s 2011 financial statements and the minutes of the 2011 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Annual General Meeting. If any such matter comes before the Annual General Meeting, including any shareholder proposal properly made, the proxy holders intend to vote proxies in accordance with their judgment.

Each of the election of each nominee for Director; ratification of the appointment of, and authorization of the Audit Committee of our Board of Directors to fix the remuneration of, the independent auditor; and approval of executive compensation on a non-binding, advisory basis require an affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of two or more shareholders present in person or by proxy and holding shares representing at least fifty percent (50%  ) of the issued shares carrying the right to vote at the Annual General Meeting). For purposes of determining a quorum, abstentions and broker non-votes present in person or by proxy are counted as represented. Although the advisory vote approving the Company’s executive compensation is non-binding, the Board intends to carefully consider the results of this vote and, to the extent there is any significant negative vote, it intends to consult directly with shareholders as necessary to better understand the concerns that influenced the vote.

With respect to proposal I, the election of Class II Directors, and proposal III, a non-binding (advisory) vote approving the Company’s executive compensation, abstentions and “broker non-votes” with respect to such proposals will not be considered votes cast with respect to such proposals. Therefore, abstentions and broker non-votes will have no effect on the outcome of those proposals.

With respect to proposal II, the ratification of the appointment of the independent auditor, shares owned by shareholders electing to abstain from voting on a proposal will not be considered votes cast with respect to such proposal and, therefore, will have no effect on the outcome of the proposal.

On July 1, 2010, XL Group plc and XLIT Ltd. (formerly known as XL Capital Ltd) completed a redomestication transaction in which all of the ordinary shares of XLIT Ltd. were exchanged for all of the ordinary shares of XL Group plc. For periods prior to July 1, 2010, references herein to the “Company” are to XLIT Ltd. For periods on and subsequent to July 1, 2010, references herein to the “Company” are to XL Group plc.

XL GROUP PLC
PROXY STATEMENT

TABLE OF CONTENTS

Page
PROPOSALS UNDER VOTE	4
• Election of Directors (Proposal No. I)	4
• Ratification of Appointment of Independent Auditor and Authorization of Audit Committee to Fix the Remuneration of the Independent Auditor (Proposal No. II)	8
• Non-Binding (Advisory) Vote Approving Executive Compensation (Proposal No. III)	9
CORPORATE GOVERNANCE	10
• Board of Directors	10
• Committees	12
• Compensation Committee Interlocks and Insider Participation	14
• Communications with Members of the Board of Directors and its Committees	14
• Code of Conduct	15
• Website Access to Governance Documents	15
• Procedures for Approval of Related Person Transactions	15
EXECUTIVE COMPENSATION	16
• COMPENSATION DISCUSSION AND ANALYSIS	16
1. Introduction	16
2. Executive Compensation Philosophy and Core Principles	18
3. Benchmarking Compensation	19
4. Executive Compensation Components	20
5. NEO Employment Agreements	34
6. Role of Independent Advisor in Setting Executive Pay	35
7. Role of the Chief Executive Officer in Setting Executive Pay	35
8. Executive Share Ownership	36
9. Clawback Provisions	36
10. Section 162(m)	36
Management Development and Compensation Committee Report	37
SUMMARY COMPENSATION TABLE	38
GRANTS OF PLAN-BASED AWARDS TABLE	40
• Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table	40
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	43
OPTION EXERCISES AND STOCK VESTED	44
PENSION BENEFITS	44
NON-QUALIFIED DEFERRED COMPENSATION	44
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	48
• Potential Payments Upon Termination or Change in Control Table	51
DIRECTOR COMPENSATION TABLE	54
• Narrative Disclosure to the Director Compensation Table	54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS	58
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	60
RELATED PERSON TRANSACTIONS	60
AUDIT COMMITTEE REPORT	61
SHAREHOLDER PROPOSALS FOR 2013 ANNUAL GENERAL MEETING	63
OTHER MATTERS	64

PROPOSALS UNDER VOTE

I. ELECTION OF DIRECTORS

At the Annual General Meeting, four Class II Directors are to be elected to hold office until the 2015 Annual General Meeting of shareholders. All of the nominees are currently serving as Directors and were appointed or elected in accordance with the Company’s Articles of Association. The persons designated as proxies will vote FOR the election of each of the nominees, unless otherwise directed. All of the nominees have consented to serve if elected, but if anyone becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The name, principal occupation and other information concerning each nominee and each continuing Director, including the reasons for the view of the Board of Directors (sometimes hereinafter referred to as the “Board”) that each of the nominees for election, and each of the continuing directors, should serve as directors at this time, are set forth below.

Director Nominees

Class II Directors whose terms will expire in 2015:

Ramani Ayer, age 64, was appointed as a Director of the Company in February 2011 after review of a number of candidates recommended by the Board’s search consultant. Previously, Mr. Ayer served as the Chairman of the board and Chief Executive Officer (“CEO”) of Hartford Financial Services Group Inc. (“The Hartford”) from February 1997 to October 2009. In addition, Mr. Ayer is the former Chairman of the American Insurance Association, the Property & Casualty CEO Roundtable and the Insurance Services Office. He is currently Chairman of the Hartford Healthcare Corporation and a member of the boards of the Maharishi University of Management and the David Lynch Foundation. Previously, he also served as a member of the board and Chairman of the Hartford Hospital.

During his 36 year career with The Hartford, Mr. Ayer held progressively senior roles until 2009. Mr. Ayer’s long tenure as the Chairman of the board and CEO of The Hartford, during which time he built the company into a recognized leader in property and casualty insurance, provides him a wealth of experience with respect to the varied and complex issues that confront large (re)insurers such as the Company. In particular, Mr. Ayer’s vast knowledge and experience in the property and casualty space complement the existing expertise of the Board and benefit the Company as it continues to build on its solid foundation, global platform and depth of underwriting talent.

Dale R. Comey, age 70, has been a Director of the Company since November 2001. Mr. Comey served as alternate lead director of the Board from February 2008 to April 2009. Mr. Comey was a director of St. Francis Hospital and Medical Center, Hartford, Connecticut from 1988 to 2006. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation. From 1988 to 1990, Mr. Comey was President of ITT Hartford’s Property & Casualty Insurance Business.

Mr. Comey brings an actuarial background and extensive operational and business leadership skills to the Board. Through his experience serving in various senior leadership positions with ITT Corporation, he has first-hand knowledge of the varied and complex financial, operational and governance issues that confront large (re)insurers such as the Company. This experience makes him well-suited to serve as Chair of the Nominating, Governance and External Affairs Committee. In addition, Mr. Comey’s experience gained from serving as a director of a non-profit institution adds to the depth and breadth of his knowledge of operational, strategic and governance issues that may confront the Company.

Robert R. Glauber, age 72, has been the non-executive Chairman of the Board since April 2009 and a Director of the Company since September 2006, having originally served on the Company’s Board from 1998 to May 2005. Mr. Glauber served as lead director of the Board from February 2008 to April 2009. Mr. Glauber is presently a Lecturer at the Harvard Kennedy School of Government. Most recently, Mr. Glauber served as CEO of the National Association of Securities Dealers, Inc. from November 2000 to August 2006 and, in addition, as Chairman from September 2001 to August 2006. Mr. Glauber is currently the Chairman of the board of directors of Northeast Bancorp, a director of Moody’s Corporation and a trustee and Vice Chairman of the International Financial Reporting Standards Foundation. He previously served on the boards of the Federal Home Loan Mortgage Corp. (“Freddie Mac”), Quadra Realty Trust, the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds and the Investment Company Institute. From 1989 to 1992, he served as Under Secretary of the Treasury for Finance and, prior to that, was a Professor of Finance at the Harvard Business School. He is a Senior Advisor to Peter J. Solomon Company.

Mr. Glauber’s strong management background in both the public and private sectors, and his expertise in financial services regulation, public policy and corporate governance provide him the consensus-building and leadership skills necessary to chair the Board. In addition, Mr. Glauber’s variety of experience serving as a director of several large financial companies adds to the depth and range of his contribution to the Board.

Suzanne B. Labarge, age 65, was appointed as a Director of the Company in October 2011 after review of a number of candidates recommended by the Board’s search consultant. From February 1999 until her retirement in December 2004, Ms. Labarge served as the Vice Chairman and Chief Risk Officer of Royal Bank of Canada (RBC Financial Group), where she was responsible for the management of enterprise-wide risk and served on the executive management committee, providing leadership for the overall strategic direction of RBC Financial Group. During her 25 years with Royal Bank of Canada, Ms. Labarge held a variety of roles within commercial and corporate lending, internal audit, and corporate treasury before assuming responsibility for risk management. During her career, Ms. Labarge also served the Canadian government as an assistant auditor-general and as deputy superintendent of the Office of the Superintendent of Financial Institutions Canada. Ms. Labarge currently serves as a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and as a member of the board and chair of the audit committee of Coca-Cola Enterprises, Inc., a cold beverage bottler and distributor. In addition, from January 2005 to May 2007, Ms. Labarge served as a director and chair of the audit committee of Novelis, Inc., a Canadian producer of aluminum products that is no longer a public company.

Ms. Labarge has extensive risk management and compliance experience and familiarity with the complexities involved in managing large, international corporations from her time at Royal Bank of Canada and as a member of Deutsche Bank’s risk committee. That experience, as well as her service as a director of companies with significant international operations, makes her well suited to serve as a director of the Company. Ms. Labarge also has in-depth familiarity with financial accounting practices and reporting responsibilities of public companies with global operations as a result of her current and prior service as a member or chairwoman of other companies’ audit committees. The Board expects to continue to derive great benefit from Ms. Labarge’s enterprise risk and financial management expertise, executive management experience and financial accounting knowledge as it continues to develop its global insurance and reinsurance platforms.

Your Board of Directors recommends that shareholders vote FOR the nominees for Class II Directors for terms to expire in 2015.

Directors Whose Terms of Office Do Not Expire at this Meeting

Class III Directors whose terms will expire in 2013:

Joseph Mauriello, age 67, has been a Director of the Company since January 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005 and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. During his 40 years at KPMG, Mr. Mauriello held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant (Retired) in New York and is a member of the American Institute of Certified Public Accountants. He has also been a member of the board of overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, a trustee of the St. Barnabas Medical Center in New Jersey since 2003 and the St. Barnabas Health Care System since 2008, a member of the board of directors of the Alliance for Lupus Research since 2006, a member of the board of directors of Arcadia Resources, Inc. since March 2007, and a member of the board of trustees of Fidelity Funds since July 2007. From July 2006 to July 2007, he served as a member of the board of directors of the Hamilton Funds of the Bank of New York.

Mr. Mauriello’s significant experience in the independent public accounting and financial services industries, including a 40 year tenure in senior positions with the leading international accounting firm of KPMG, makes him well-qualified to serve in his current position as Chair of the Audit Committee. He has in-depth familiarity with financial accounting practices and reporting responsibilities, including those unique to property, casualty and specialty insurance and reinsurance companies. In addition, the Board benefits from Mr. Mauriello’s breadth of experience serving on the boards of directors of other entities that have, or control other entities that have, publicly traded securities.

Eugene M. McQuade, age 63, has been a Director of the Company since July 2004. Mr. McQuade is the CEO of Citibank, N.A., a role he assumed in August 2009. He is also a member of Citigroup’s Operating Committee and serves on the board of directors of Citibank, N.A. From February 2008 to February 2009, Mr. McQuade was Vice Chairman and President of Merrill Lynch Banks (U.S.). Mr. McQuade was President and Chief Operating Officer of Freddie Mac from September 2004 to September 2007 and a director of Freddie Mac from November 2004 to August 2007. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant.

Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer and chief operating officer of several global, publicly traded financial institutions. This expertise makes him well-qualified to serve as Chair of the Risk and Finance Committee. In addition, the Board derives valuable insight and benefit from Mr. McQuade’s judgment and experience as a current or former member of the board of directors of several financial institutions.

Clayton S. Rose, age 53, was appointed a Director of the Company in December 2009. Dr. Rose is a Professor of Management Practice at the Harvard Business School, and has been a member of its faculty since July 2007. Previously, he was an adjunct professor at the Stern School of Business at New York University (2002-2004) and at the Graduate School of Business at Columbia University (2002-2006). He is a trustee of the Howard Hughes Medical Institute and a director of Public/Private Ventures. From October 2010 to March 2012, Dr. Rose was a director of Freddie Mac, which included serving as chairman of its Audit Committee and as a member of its Coordinating, Compensation and Business and Risk Committees. In addition, Dr. Rose previously chaired the Board of Managers of Highbridge Capital Management, a hedge fund owned by JP Morgan Chase (2007-2010), and served as a director of Mercantile Bancshares (2001-2007) and Lexicon Pharmaceuticals (2003-2007).

Dr. Rose is a former executive of J.P. Morgan & Co., where he headed each of the Global Investment Banking and the Global Equities Divisions, and served as a member of the firm’s executive committee. During his career at J.P. Morgan, he held management roles in various securities, derivatives and corporate finance businesses. This range of experience in the financial services industry, together with his academic role at three leading U.S. business schools, where he teaches or has taught courses on financial services, managerial responsibility, ethics and strategy provide expertise in the areas of finance, investments, management, corporate governance and strategy.

In addition, the Board derives benefit from Dr. Rose’s experience as a former director of three publicly traded companies.

Class I Directors whose terms will expire in 2014:

Herbert N. Haag, age 65, has been a Director of the Company since June 2006. Mr. Haag was the founding President and CEO of Bermuda-based reinsurer PartnerRe Ltd. from 1993 until his retirement in December 2000. From December 2000 to 2002, Mr. Haag served as Senior Advisor of PartnerRe Ltd. Mr. Haag’s insurance industry career spans approximately 40 years, including 24 years with Swiss Reinsurance Company where he held various senior positions, most recently as Executive Vice President responsible for Swiss Re Zurich’s reinsurance business for the Americas, Asia, Africa and Southern Europe. Mr. Haag is the President of the Swiss-Japanese Society in Switzerland.

Having served as the President and CEO of PartnerRe Ltd., Mr. Haag brings to the Board a wealth of management experience with a focus on the opportunities and challenges facing the insurance and reinsurance industry on a worldwide basis. Mr. Haag’s approximately 40 years of global reinsurance operations experience contributes to the Board’s risk oversight role, particularly relating to oversight of Company policies and procedures in the area of enterprise risk management.

Michael S. McGavick, age 54, was appointed as a Director of the Company in April 2008, shortly prior to his commencement as the Company’s CEO on May 1, 2008. Previously, Mr. McGavick was President and CEO of Seattle-based insurer Safeco Corporation from January 2001 to December 2005, and was Chairman of Safeco’s board of directors from January 2002 to December 2005. Prior to joining Safeco, Mr. McGavick spent six years with Chicago-based CNA Financial Corporation, where he held various senior executive positions before becoming President and Chief Operating Officer of the company’s largest commercial insurance operating unit. Mr. McGavick’s insurance industry experience also includes two years as Director of the American Insurance Association’s Superfund Improvement Project in Washington D.C. where he became the Association’s lead strategist in working to transform U.S. Superfund environmental laws. Mr. McGavick is a member of the boards of the American Insurance Association and the Insurance Information Institute, and the Second Deputy Chair of the board of the Association of Bermuda Insurers and Reinsurers.

Upon joining the Company in 2008, Mr. McGavick pioneered and has led the successful implementation of the Company’s strategy to simplify its organizational structure, focus on its core property, casualty and specialty insurance and reinsurance businesses and enhance its enterprise risk management capabilities. Mr. McGavick provides innovative leadership and knowledge of all aspects of the Company’s business, and has a proven track record in the insurance industry, especially relating to turnaround management. The Company’s ongoing strategy initiatives, including the creation of the new Office of Strategic Growth, are examples of Mr. McGavick’s innovative leadership in action. In addition, Mr. McGavick’s previous political and public affairs experience enhances his contribution to the Company and the Board.

Sir John M. Vereker, age 67, has been a Director of the Company since November 2007. Sir John Vereker was the Governor and Commander-in-Chief of Bermuda from April 2002 to October 2007. Prior to that, he was the U.K.’s Permanent Secretary of the Department for International Development and of its predecessor, the Overseas Development Administration, from 1994 to 2002. Over the years, Sir John Vereker’s career has included working at the World Bank, serving as Private Secretary to three U.K. Ministers of Overseas Development, working on public sector issues in the Policy Unit of the British Prime Minister’s Office and serving as Deputy Secretary for the Department of Education and Science. He has been a Board Member of the British Council, the Institute of Development Studies and the Institute of Manpower Studies and Voluntary Service Overseas. He has served on the Advisory Councils for the Centre for Global Ethics and for the British Consultancy and Construction Bureau. He has also been an adviser to the U.N. Secretary-General’s Millennium Development Project and a member of the Volcker panel, which investigated the World Bank’s institutional integrity. Sir John Vereker is an independent director of MWH Global, whose principal business is wet infrastructure engineering, and a Trustee of the Ditchley Foundation.

As a result of his extensive career in the public sector, Sir John Vereker provides valuable insights to the Board in the areas of government relations and external affairs. In particular, Sir John Vereker’s significant public sector experience and previous leadership positions in Bermuda and the U.K. bring depth to the Board’s oversight of public policy matters on a global basis.

Director to begin service in April 2012:

In February 2012, the Company announced that Valerie Gooding will be appointed to its Board effective April 26, 2012. In accordance with the Company’s Articles of Association, which provide for each class of directors to consist as nearly as possible of one-third of the total number of directors, Ms. Gooding has been appointed as a Class III Director and as such will be nominated for election at the Company’s 2013 annual general meeting of shareholders.

Previously, from 1998 to 2008, Ms. Gooding served as the CEO of British United Provident Association (“BUPA”), a leading health insurer and provider, where she led a major expansion of the company. Under Ms. Gooding’s leadership, BUPA diversified its strategy and grew operations outside of the United Kingdom to include Australia, New Zealand, Spain, Saudi Arabia, Denmark and the United States. Prior to leading BUPA, Ms. Gooding spent more than 20 years at British Airways, where she held a number of positions, including head of sales and marketing, division director of business units and director of Asia Pacific. Ms. Gooding currently serves as the non-executive chairman of the board of Premier Farnell plc and chairs its nominating committee. She also sits on the Board of Standard Chartered plc. Formerly, she was a director of the British Broadcasting Company, J. Sainsbury plc and BAA plc. Ms. Gooding’s extensive pro bono positions include previously acting as a Trustee and Deputy Chairman of the British Museum and as a board member of the Association of British Insurers. As the Company continues to execute its strategic growth ambitions, the Board believes that Ms. Gooding’s extensive and diverse global business experience will serve the Company well.

II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO FIX THE REMUNERATION OF THE INDEPENDENT AUDITOR

The Audit Committee of the Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2012. While shareholder ratification is not required by the Company’s Articles of Association or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its shareholders. Authorization of the Board, acting through its Audit Committee, to fix the remuneration of the independent auditor is required by Irish law.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor to audit the Company’s consolidated financial statements for the year ending December 31, 2012 and the authorization of the Audit Committee to fix the remuneration of the independent auditors. The persons designated as proxies will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor and authorization of the Audit Committee to fix the remuneration of the independent auditors, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

Your Board of Directors recommends that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP and the authorization of the Audit Committee to fix the remuneration of PricewaterhouseCoopers LLP.

III. NON-BINDING (ADVISORY) VOTE APPROVING EXECUTIVE COMPENSATION

This proposal gives shareholders the opportunity to express their views on the compensation paid to our named executive officers, as disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis” and the related compensation tables and accompanying narratives, by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As previously announced, consistent with shareholders’ preferences expressed in the non-binding vote regarding the frequency of future executive compensation votes at our 2011 Annual General Meeting, we currently submit this proposal to shareholders for a non-binding vote on an annual basis. We intend to next present a proposal to shareholders regarding the frequency of future advisory executive compensation at our 2017 Annual General Meeting.

At our 2011 annual general meeting, shareholders strongly supported our executive compensation practices by a vote of over 87% of the votes cast. We maintained substantially similar programs for the 2011 performance year, as discussed in “Executive Compensation—Compensation Discussion and Analysis.”

Our executive compensation programs promote a performance-based culture and align executives’ interests with those of shareholders by linking a substantial portion of compensation to the Company’s performance and by requiring executives to hold 50% of equity grants made on or after February 28, 2010 for five years. It balances short- and long-term compensation features to encourage executives to achieve annual goals and objectives while also rewarding executives for producing value for the Company’s shareholders over the long term. The program is also designed to attract and retain highly talented executives who are critical to the successful implementation of the Company’s strategy.

More specifically:

•

Incentive-based pay ranges from 81% to 89% of Total Direct Compensation, as defined under “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Benchmarking,” for those named executive officers still serving in such capacity as of March 12, 2012;

•	Annual base salary ranges from 11% to 19% of named executive officers’ Total Direct Compensation;

•

For our CEO specifically, annual base salary represents only 11% of his Total Direct Compensation, while approximately 67% is tied to the creation of long-term shareholder value and approximately 22% is tied to achievement of challenging annual performance goals; and

•	Our executive compensation programs:

•

Contain clawback provisions on incentive awards that may be invoked for executives who engage in willful misconduct that results in a financial restatement due to material non-compliance with financial reporting requirements;

•	Avoid perquisites that exceed levels customary to the markets in which executives reside;

•	Base long-term incentive compensation on financial metrics that are tied to our long-term success; and

•	Do not provide excise tax gross-ups for executives hired post-2009.

For the reasons discussed above, the Board recommends that shareholders approve the executives’ compensation by approving the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

Your Board of Directors recommends that shareholders vote FOR the approval of the resolution set forth above.

CORPORATE GOVERNANCE

The Company’s Board of Directors and management have a strong commitment to effective corporate governance. The Company has in place a comprehensive corporate governance framework for its operations, which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (“NYSE”). The key components of this framework are as follows:

Board of Directors

The size of the Board is currently ten members, and will be eleven members at the time of the Annual General Meeting. The Company’s Articles of Association provide that the Board of Directors shall be divided into three classes, designated “Class I,” “Class II” and “Class III,” with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

The term of office for each Director in Class II expires at the 2012 Annual General Meeting; the term of office for each Director in Class III expires at the 2013 Annual General Meeting; and the term of office for each Director in Class I expires at the 2014 Annual General Meeting. At each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting are elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

In 2011, there were five meetings of the Board. Each Director attended 75% or more of the total number of such meetings of the Board and of the Committees on which each such Director served during his or her term. See “—Committees” below for the number of meetings held by each of the Company’s committees during 2011. The Company expects Directors to attend the Annual General Meeting and all ten of the Company’s Directors at the time of the 2011 Annual General Meeting attended the Meeting. Ms. Labarge joined the Board in October 2011, subsequent to our 2011 Annual General Meeting.

Leadership Structure

The Board has a preference with respect to the separation of the office of Chairman of the Board from that of the CEO. The Board believes that this item is part of the succession planning process and should be regularly reviewed as appropriate. Robert R. Glauber has served as the non-executive Chairman of the Board since April 2009.

Qualifications of Directors and Board Diversity

The Board regularly considers the qualifications necessary for its members. In this regard, the Board believes that its members should be persons with superior business judgment and integrity, who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities, and who have distinguished themselves in their chosen fields of endeavor. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct. The Board believes that each of its Directors contributes a strong background and set of skills to enable the Board to meet its responsibilities.

The Company’s corporate governance guidelines provide that the Nominating, Governance and External Affairs Committee considers diversity among other factors in assessing the skills and characteristics of Director candidates and the Board as a whole. This consideration includes a broad evaluation of diversity of viewpoints, skills, experience and other demographics represented on the Board as a whole. This discussion and evaluation of diversity occurs at the Board and committee levels.

Board Role in Risk Management

The Company is focused on enhancing its risk management capabilities throughout all facets of its operations.

The Company’s Chief Enterprise Risk Officer (“CERO”) chairs the Company’s Enterprise Risk Management Committee, which is comprised of the most senior risk management executives of the Company. The CERO assists with the efficient identification, assessment, monitoring and reporting of key risks across the Company. The CERO reports directly to the Company’s CEO and acts as a liaison between the Company’s Enterprise Risk Management Committee, the Board and the Risk and Finance Committee and other Board committees with respect to risk matters. All of the Company’s employees are expected to assist in the appropriate and timely identification and management of risks and to enhance the quality and effectiveness of enterprise risk management.

The Board’s Risk and Finance Committee’s enterprise risk management responsibilities include, among other things, review of the methodology for establishing the Company’s risk capacity, review and approval of enterprise risk limits and review of the Company’s overall risk profile and monitoring of key risks across the Company’s organization as a whole, which may involve coordination with other committees of the Board from time to time as appropriate.

With respect to compensation risk oversight and assessment, the Management Development and Compensation Committee (the “Compensation Committee”), which is responsible for oversight of the Company’s executive compensation programs, in consultation with management and Meridian Compensation Partners, LLC, the Compensation Committee’s independent compensation consultant (“Meridian”), reviewed the impact of the Company’s executive compensation programs on the Company’s risk profile, and the incentives created by the compensation programs that the Compensation Committee administers. To aid the Compensation Committee in its review, in October 2011, management completed an evaluation of each of the Company’s significant incentive compensation programs to determine whether the arrangements were designed and operated in a prudent manner.

During the evaluation process, management considered whether each incentive program’s administration, oversight, structure and processes possessed a formal and consistently applied design and approval process, and provided for accurate and timely payouts and ongoing plan monitoring and oversight. Moreover, management evaluated the performance metrics utilized in these arrangements to determine whether they were consistent with the Company’s risk profile and motivated appropriate risk-taking behaviors.

Management provided the results of its evaluation to the Compensation Committee in October 2011. The evaluation demonstrated that the inherent risks in the Company’s compensation programs are appropriately mitigated in several ways. The compensation programs evaluated generally have multiple performance measures and/or vesting provisions that require executives to take into account both the short-term and long-term interests of the Company. With respect to equity-based awards, share ownership guidelines require executives to hold equity grants for specified periods of time. In addition, both equity and cash-based incentive awards are subject to clawback under certain circumstances for our executive officers. These practices encourage our executives to focus on the long-term creation of shareholder value. They are discussed in greater detail in “Executive Compensation—Compensation Discussion and Analysis—Executive Share Ownership.”

The executive behaviors that drive the achievement of various performance goals under the Company’s incentive arrangements are subject to rigorous oversight by management’s enterprise risk management process, including reviews by the Company’s management Operational Risk and Anti-Fraud Sub-Committees. This is in addition to the application of the Company’s framework for finance internal controls and its underwriting, claims and actuarial guidelines and processes. The accuracy and timing of incentive arrangement payouts is monitored and overseen by various internal and external audit functions.

Finally, the Compensation Committee’s reservation of discretion to take into account all relevant factors in determining the amounts of annual executive incentive awards and other incentive payments or awards mitigates the risk that a formulaic calculation of these payments or awards based on pre-established performance metrics could result in payouts that are not aligned with the creation of shareholder value and the overall financial performance of the Company. See “Executive Compensation—Compensation Discussion and Analysis.”

Executive Sessions of Independent Directors

The Company’s independent Directors meet as a group in executive session at regularly scheduled meetings of the Board without any member of management in attendance. Mr. Glauber, the non-executive Chairman of the Board, presides at such executive sessions of the Board.

Independence Standards

The Board has adopted director independence standards to assist it in making determinations as to whether Directors have any material relationships with the Company for purposes of determining independence under the listing standards of the NYSE and applicable securities laws. In accordance with these standards, the Board of Directors determined (i) in February 2012, that each of Messrs. Ayer, Comey, Glauber, Haag, Mauriello and McQuade, Ms. Labarge, Dr. Rose and Sir John Vereker is independent in accordance with such standards; (ii) that no transactions or relationships existed that were inconsistent with a determination that each such Director is independent; and (iii) that when Ms. Gooding begins service as a director on April 26, 2012, she will be independent in accordance with the above standards.

In reaching its conclusion with respect to each of the independent Directors, the Board considered the information contained in this proxy statement as well as that (i) Mr. Mauriello receives a pension from a company that did business with the Company during 2011; and (ii) since August 2009, Mr. McQuade has served as the CEO of Citibank, N.A (“Citibank”). Citibank and its affiliates were during 2011 and continue to be lenders and letter of credit issuers under certain of the Company’s credit facilities. As of December 31, 2011, affiliates of Citibank had commitments of $1.235 billion, of which $1.235 billion were outstanding under the credit agreements, and had issued $566 million of outstanding but undrawn letters of credit on behalf of the Company. The Company paid affiliates of Citibank approximately $3.6 million in syndication, commitment and letter of credit fees during 2011. In addition, affiliates of Citibank provided the Company with (a) standard cash management and foreign exchange services during 2011, for which the Company paid approximately $700,000 in the aggregate; and (b) underwriting services, for which the Company paid approximately $90,000. The Company had an aggregate balance of $160 million in accounts at Citibank at December 31, 2011.

The Company believes that all of the transactional services provided to the Company by Citibank and its affiliates described above were entered into on an arm’s length basis. As such, Citibank and its affiliates receive the same type of information regarding the Company as the Company provides to its other underwriters, lenders and letter of credit issuers in connection with the provision of underwriting services and with the establishment and maintenance of the facilities, and do not receive any additional information about the Company that is strategic in nature.

Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating, Governance and External Affairs Committee and a Risk and Finance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other initiatives. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the NYSE and applicable securities laws. In addition, each member of the Compensation Committee, the Nominating, Governance and External Affairs Committee and the Risk and Finance Committee meets the independence requirements of the NYSE. The members of the Compensation Committee are non-employee directors as defined by Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Audit Committee

The Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of the Company’s financial statements, including its system of internal controls, the independent auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor in preparing or issuing an audit report or performing other audit, review or attestation services for the Company. Messrs. Mauriello (Chairman), Ayer and Comey, Ms. Labarge and Sir John Vereker comprise the Audit Committee. The Audit Committee met eight times during 2011. The Board has determined that Mr. Mauriello is an “audit committee financial expert” (as that term is defined in Item 407(d)(5)(ii) of Regulation S-K).

Compensation Committee

The Compensation Committee reviews and approves the goals, objectives and performance of the CEO, as well as oversees executive management development and succession planning. In addition, the Compensation Committee is responsible for approving the compensation of all executive officers and other key executives and approving the overall compensation structure of the Company including compensation and benefit plans. With respect to the CEO, the Compensation Committee recommends the CEO’s compensation to the independent Directors of the Board for review and ratification. For additional information regarding the Compensation Committee’s role with respect to assessing risk in compensation incentives, see “—Board Role in Risk Management.” Messrs. Haag (Chairman), Ayer, Mauriello and McQuade comprise the Compensation Committee. Ms. Gooding will join the Compensation Committee when she begins service on the Board in April 2012. The Compensation Committee met seven times during 2011.

Nominating, Governance and External Affairs Committee

The Nominating, Governance and External Affairs Committee makes recommendations to the Board as to nominations to the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating, Governance and External Affairs Committee also reviews the performance and charters of the Board and of each standing committee of the Board, reviews public policy and reputation management issues of significance to the Company, and oversees the Company’s program of charitable giving and political contributions. Messrs. Comey (Chairman) and Glauber, Dr. Rose and Sir John Vereker comprise the Nominating, Governance and External Affairs Committee. The Nominating, Governance and External Affairs Committee met five times during 2011.

(i) Identifying and evaluating nominees

The Nominating, Governance and External Affairs Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members as well as the composition of the Board as a whole. For each Director, this assessment includes review of his or her independence, as well as consideration of diversity of viewpoints, skills, experience and other demographics in the context of the needs of the Board.

When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating, Governance and External Affairs Committee utilizes third-party search firms and considers recommendations from Board members, management and others, including shareholders. In general, the Nominating, Governance and External Affairs Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct.

(ii) Nominees recommended by shareholders

The Nominating, Governance and External Affairs Committee will consider, for Director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating, Governance and External Affairs Committee in care of the Company’s Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda. To be considered by the Nominating, Governance and External Affairs Committee, such recommendations must be accompanied by the information regarding the nominating shareholder and the proposed candidate required pursuant to Article 61 of the Company’s Articles of Association, which includes all information that would be required in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14A of the Exchange Act, and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by shareholders to the Nominating, Governance and External Affairs Committee will be evaluated in the same manner as any other nominee for Director. See “Shareholder Proposals for 2013 Annual General Meeting.”

Risk and Finance Committee

The Risk and Finance Committee reviews and oversees, among other matters, the Company’s capital structure, debt and equity issuances, dividend policy, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, quarterly and annual financial results and enterprise risk management matters, including review of the methodology for establishing the Company’s risk capacity, review and approval of enterprise risk limits and review of the Company’s overall risk profile and monitoring of key risks across the Company’s organization as a whole. Since December 2011, all non-management Directors are members of the Risk and Finance Committee. These Directors are Messrs. McQuade (Chairman), Ayer, Comey, Glauber, Haag and Mauriello, Sir John Vereker, Ms. Labarge and Dr. Rose. Ms. Gooding will join the Risk and Finance Committee when she begins service on the Board in April 2012. The Risk and Finance Committee met eight times during 2011.

Compensation Committee Interlocks and Insider Participation

For the period from January 1, 2011 to December 31, 2011, Messrs. Haag (Chairman), Mauriello and McQuade comprised the Compensation Committee. For the period from February 24, 2011 to December 31, 2011, Mr. Ayer was also a member of the Compensation Committee. Ms. Gooding will join the Compensation Committee when she begins service on the Board in April 2012.

No member of the Compensation Committee is, or was during 2011 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2011 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board or Compensation Committee.

Communications with Members of the Board of Directors and its Committees

Shareholders and other interested persons may communicate directly with one or more Directors (including the Chairman or all non-management Directors as a group) by writing to them in care of the Company’s Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other communications determined not to bear substantively on the business or governance of the Company.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of the Company’s Directors, officers (including the CEO) and employees. The Company will post on its website at www.xlgroup.com any amendment to or waiver under the Code of Conduct granted to any of its Directors or executive officers that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K of the Securities Act of 1933, as amended.

Website Access to Governance Documents

The Company’s Director Independence Standards, Corporate Governance Guidelines, Code of Conduct, the charters for the Audit Committee, Compensation Committee, Nominating, Governance and External Affairs Committee and Risk and Finance Committee and other Company ethics and governance materials are available free of charge on the Company’s website located at www.xlgroup.com or by writing to XL Group plc, Investor Relations, Seaview House, 70 Seaview Avenue, Stamford, CT 06902-6040.

Procedures for Approval of Related Person Transactions

The Company’s Board of Directors has written policies and procedures relating to the approval or ratification of transactions with “Related Persons,” as defined below. Under these policies and procedures, management must present to the Nominating, Governance and External Affairs Committee any “Related Person Transactions,” as defined below, proposed to be entered into by the Company and any “Ordinary Course Related Person Transactions,” as defined below, known to management, including the aggregate value of such transactions, if applicable. In reviewing proposed Related Person Transactions, the Committee must consider, among other things, if such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and must review such transactions to ensure, among other things, that such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person or otherwise fair to the Company. In instances where an Ordinary Course Related Person Transaction is reviewed, the Committee must determine whether such proposed transaction is in the ordinary course of business and on terms no more favorable than are made to other unrelated persons. After review, the Committee shall approve or disapprove such transactions. Management must, at each subsequent Nominating, Governance and External Affairs Committee meeting, update the Committee as to any material change to those transactions that have been approved by the Nominating, Governance and External Affairs Committee. No Director may participate in any approval of a Related Person Transaction or Ordinary Course Related Person Transaction in which he or she could have a direct or indirect interest.

Under these policies and procedures, a “Related Person Transaction” is any transaction, including proposed charitable contributions or pledges of charitable contributions, in which the Company was or is a participant, the amount involved exceeds $120,000 and a Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include the Company’s providing insurance and/or reinsurance to shareholders or their affiliates, or to employers or entities associated with a Related Person in the ordinary course of business, on terms no more favorable to the (re)insureds than are made available to other customers (collectively, “Ordinary Course Related Person Transaction(s)”). A “Related Person” is a senior officer, director or nominee for director of the Company, a greater than 5% beneficial owner of the Company’s outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity in which a person listed in the foregoing has a substantial interest in, or control of, such entity or which employs a person listed in the foregoing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

1. Introduction

In 2011, the Company made significant progress towards building a solid foundation for our future and implementing our strategy to achieve superior performance. However, like many property and casualty companies, our 2011 financial results were impacted by a year with one of the largest aggregate worldwide catastrophe losses in history. These catastrophe losses tended to obscure much of the forward progress we made during 2011.

2011 included the two largest natural disasters since Hurricane Katrina in 2006. However, our loss profile with respect to 2011 natural catastrophes in terms of the percentage of shareholders’ equity, relative to industry competitors, demonstrated the effectiveness of our risk management practices. In addition, our Reinsurance segment contributed strong results despite the impact of 2011 natural catastrophe losses across the industry.

Despite the losses, there were many important achievements throughout the year that provide the foundation needed for future success:

•

We grew P&C gross premiums written in a disciplined and prudent manner by 10.2% for the year, and noted steadily improving pricing across most lines, positioning us to take advantage of future market opportunities.

•	We pursued growth opportunities in China and Brazil. We also successfully recruited teams to enter new insurance business lines such as Political Risk and Trade Credit, Inland Marine and Surety.

•

We further optimized our investment portfolio and further reduced our life portfolio’s exposure to European investment markets. The investment portfolio had positive mark-to-market of $130 million, with the impact of lower interest rates being partially offset by widening credit spreads.

•	Our enterprise risk management has been singled out by the ratings agencies as a particular strength.

These achievements and the other contributions of the persons serving as the Company’s CEO, the Chief Financial Officer (the “CFO”) or acting as principal financial officer during 2011, and the next three most highly compensated executive officers of the Company during 2011 (collectively, the “NEOs”), are discussed below in “4.2 Annual Incentives” and form the basis of the annual incentive awards paid for 2011. Our short- and long-term incentives are highly sensitive to our financial results and are directly linked to shareholder value. For example, the following charts illustrate how the CEO’s actual annual incentive amounts have tracked both our return on equity (“ROE”) and total shareholder return (“TSR”) over the last three years:

CEO Actual Annual Incentive Paid as a Percentage of Target Compared to
One-Year Operating ROE 2009 – 2011

CEO Actual Annual Incentive Paid as a Percentage of Target Compared to
One-Year TSR 2009 – 2011

In addition, our CEO was granted performance units in 2010 and 2011 (with two years and one year completed out of three-year performance cycles as of December 31, 2011, respectively). These performance units comprised 50% of the total value of the CEO’s long-term incentives granted in each of 2010 and 2011. The chart below illustrates hypothetical payout for those units based on our performance through December 31, 2011. The grant date values provided in the chart represent the dollar value of the awards in the view of the Compensation Committee. These values differ from the values required to be disclosed in the Summary Compensation Table, which reflect a discount due to the fact that performance units do not have dividend rights.

CEO Performance Units

The remaining 50% of the total value of the CEO’s 2010 and 2011 long-term incentives was granted in stock options, with strike prices of $18.27 and $23.35, respectively. Additional details on the 2011 annual incentive program and 2010 and 2011 long-term incentive programs are described under “4.2 Annual Incentives,” “4.3 2011 Long-Term Incentives” and “4.4 Other In-Cycle Long-Term Incentive Programs.”

The vast majority of shareholders who voted on last year’s say-on-pay proposal included in our proxy statement for the 2011 annual general meeting approved the compensation paid to our NEOs. Based on this feedback, and the confidence that our current compensation programs are meeting our pay and performance alignment goals, the Compensation Committee decided to maintain the same design for the 2011and 2012 programs.

2. Executive Compensation Philosophy and Core Principles

Our philosophy for our executive compensation programs is based on the following principles:

•

Rewarding our NEOs and other executive officers—the heads of our business segments or major corporate functions who report directly to our CEO—based on their contribution to the Company’s overall annual performance.

•	Attracting and retaining high quality executives who will develop and implement our business strategies effectively.

•	Motivating executive officers to enhance long-term shareholder value.

•

Incorporating qualitative components to drive risk-appropriate behaviors. This allows the Compensation Committee to exercise discretionary judgment as needed in determining compensation paid to our NEOs and other executive officers.

•	Considering multiple factors (including peer market data and individual contributions) in setting target levels of executive compensation for a particular year.

•	Allocating total compensation between annual base salary, annual cash incentives and long-term incentives in a manner we believe is appropriate.

3. Benchmarking Compensation

The Compensation Committee reviews peer market data on an annual basis to ensure that compensation levels for our NEOs and other executive officers are reasonable in comparison to peer compensation data. Specifically, it ensures that target compensation is in line with the levels of compensation paid by our selected compensation peer group of companies. The Compensation Committee reviews target competitive levels for the individual components of Total Direct Compensation, which are annual base salary, target annual incentive award and long-term incentive award opportunities. However, it focuses on benchmarking overall Total Direct Compensation, rather than the individual pay components, against compensation peer data.

Before setting the appropriate level of Total Direct Compensation for our NEOs and other executive officers in 2011, the Compensation Committee reviewed and refreshed our compensation peer group. The peer group used for 2011 includes all the companies in our 2010 peer group, plus seven additional companies, bringing the number of our peer companies to 17:

• Ace Limited
• Allied World Assurance Company Holdings, AG*
• Arch Capital Group Ltd.
• Aspen Insurance Holdings Limited*
• Axis Capital Holdings Limited
• W.R. Berkley Corporation*
• The Chubb Corporation
• CNA Financial Corporation*
• Endurance Specialty Holdings Limited
• Everest Re Group, Ltd.

• The Hartford Financial Services
• Markel Corporation*
• PartnerRe Ltd.
• RenaissanceRe Holdings Ltd.
• Transatlantic Holdings, Inc.*
• The Travelers Companies, Inc.
• White Mountains Insurance Group, Ltd*

* Companies new to our peer group

We expanded the number of peer companies to create a group that more closely reflects our business mix between insurance and reinsurance. We also aimed to choose a robust group of companies that represents our current competitors for business, as well as for capital and talent at the overall group level. Size was also an important factor considered in determining our peer group. We are significantly larger in terms of total revenues and assets than the median of companies in our peer group (we fall near the 70th percentile). Companies included in our compensation peer group may not be considered as industry competitors or included in the indices against which we compare our performance as described in our Annual Report on Form 10-K.

The Compensation Committee reviewed NEO market data in December 2010 and February 2011, and in August 2011 before Peter Porrino was hired as our new CFO. The Compensation Committee set the CEO’s Total Direct Compensation at the median of the peer group for 2011. For Mr. Duclos, Mr. Veghte, Mr. Porrino, Ms. Esteves and Ms. Street, the Compensation Committee set Total Direct Compensation between the 50th and 75th percentile of the 2011 peer group for the following reasons:

•

For Messrs. Duclos and Veghte, we believed this level of compensation was necessary to retain individuals of their level of talent, expertise and business experience, and would be necessary to recruit individuals at comparable levels.

•

For Mr. Porrino and Ms. Esteves, we set Total Direct Compensation between the 50th and 75th percentile of the 2011 peer group, which was consistent with that of CFOs at other S&P 500 companies (not only P&C companies) because that was the level necessary to successfully recruit them to the Company. We believe our capital management and financial strategies require their level of expertise.

•

In the case of Ms. Street, our Chief Investment Officer, the Compensation Committee set her Total Direct Compensation between the 50th and 75th percentile of the 2011 peer group to align her compensation with that of investment managers at large, stand-alone investment companies with whom we believe we compete for her level of talent.

Mr. Robb, our Corporate Controller, served as our principal financial officer on an interim basis during 2011. Therefore, his compensation was not benchmarked to the compensation of CFOs in our 2011 peer group, or adjusted for the period during which he assumed that temporary role.

4. Executive Compensation Components

For 2011, our NEO direct compensation programs contained both fixed and variable—or “at risk”—components. The primary fixed component is base salary, and the variable components are annual incentives and long-term incentives (“Incentive Pay”). Other components of pay, including perquisites and supplemental benefits, are discussed later in this Compensation Discussion and Analysis.

Our goal is for NEOs to receive the smallest portion of their compensation in the form of fixed pay. In evaluating the appropriate mix of compensation vehicles for 2011, the Compensation Committee considered data from our 2011 peer group, and allocated more compensation to Incentive Pay than the median allocation of companies in our compensation peer group. The chart below illustrates the percentage of base salary versus Incentive Pay paid to our NEOs (other than Mr. Robb) for 2011:

Allocating the largest portion of compensation as Incentive Pay creates a direct link between executive compensation, our financial results and the creation of long-term shareholder value. We reinforce this long-term focus through a combination of performance and time-vested equity awards. Our share ownership and holding requirements and the clawback provisions applicable to incentive and equity awards help focus NEOs on our long-term financial strength.

4.1 Base Salaries

The Compensation Committee generally reviews NEOs’ base salaries annually or when triggered by a change in an NEO’s role or job responsibilities. Base salaries compensate for executing the basic responsibilities of the job or position. We consider current base salary rates for our NEOs to be competitive (see table below for 2011 base salaries). No salary changes were made for NEOs during 2011 or to date for 2012. For all of our NEOs, annual base salaries were between 3% and 15% below median of our 2011 peer group. This analysis excludes Mr. Robb, the interim principal financial officer from June 2011 until Mr. Porrino joined as our Chief Financial Officer in August 2011.

4.2 Annual Incentives

The Compensation Committee selected performance metrics and set financial goals for each of our NEOs, except for Mr. Porrino, based on his or her role in the Company. As part of Mr. Porrino’s sign-on incentives to join the Company, we guaranteed an annual award for 2011 of his target annual incentive award pro-rated for the number of days he worked in 2011.

For each NEO, the Compensation Committee established the quantitative and qualitative metrics discussed further below. The metrics are allocated as follows:

Allocation for corporate NEOs: Messrs. McGavick, Porrino and Robb:

Enterprise Combined Ratio: 60%	Qualitative Component: 40%

Allocation for Messrs. Duclos and Veghte:

Enterprise Combined Ratio: 21%	Segment Combined Ratio: 39%	Qualitative Component: 40%

Allocation for Ms. Street:

Enterprise Combined Ratio: 19%	Investment & Portfolio Results: 35%	Qualitative Component: 46%

Before approving each NEO’s 2011 annual incentive awards, the Compensation Committee, together with the CEO, reviewed our results against the performance metrics and goals established and approved at the beginning of the year. They also considered those results in the broader context of the year’s market conditions, our performance relative to our peers generally and the individual contributions of each of the NEOs. The annual incentive award amounts at target and maximum for each of our NEOs, as well as the actual incentive award amounts paid for 2011, are provided in the following chart:

Named Executive Officer	Target Incentive Award	Maximum Incentive Award	Actual 2011 Incentive Award	Payout as a percentage of Target

Michael McGavick	$2,000,000	$3,600,000	$600,000	30.0%

David Duclos	$812,500	$1,462,500	$299,000	36.8%

James Veghte	$750,000	$1,350,000	$537,000	71.6%

Peter Porrino	$900,000	$1,620,000	$308,220	34.25%

Stephen Robb	$195,000	N/A	$160,000	82.0%

Sarah Street	$1,350,000	$2,328,750	$1,190,700	88.2%

Because Ms. Esteves left the Company in June 2011, she did not receive an annual incentive award for 2011. Mr. Porrino’s annual incentive award for 2011 was guaranteed to be no less than his Target Annual Incentive Award pro-rated by the number of days worked by him in 2011.

(A) Combined Ratio. The Compensation Committee selected combined ratio as the principal quantitative metric because it is a common measure of underwriting profitability used by property and casualty insurers and reinsurers. It is a key metric of financial performance because it demonstrates the impact of our underwriting results and reserving practices as well as net income. Because the companies in our 2011 peer group (described above) publish their combined ratio results quarterly, the Compensation Committee can also evaluate the relative profitability of our underwriting activities using this metric.

The combined ratio is calculated by taking the sum of the net losses incurred and underwriting expenses as a ratio of the net premiums earned by our Insurance and Reinsurance segments. A combined ratio of less than 100% indicates an underwriting profit and greater than 100% reflects an underwriting loss. The goals and payout range established for the enterprise combined ratio measure were:

Enterprise Combined Ratio	Threshold*	Target	Maximum

Goal	103.0%	93.0%	80.0%

Payout Range	50%	100%	200%

*	Performance falling short of the threshold goal of 103.0% results in no payout for this metric.

The Company had an enterprise combined ratio of 107.5% for 2011 which resulted in a performance factor of 0%.

The segment combined ratio goals at threshold, target and maximum for Messrs. Duclos and Veghte and the financial metric goals at threshold, target and maximum for Ms. Street are included in the charts following the discussion of each NEO’s 2011 goals.

(B) Qualitative Goals. The Compensation Committee sets the CEO’s qualitative goals after discussion with him and with the Board. For NEOs other than the CEO and Messrs. Porrino and Robb (who were not NEOs at the beginning of 2011), our CEO collaborated with each of our NEOs to establish unique qualitative metrics and goals to measure the performance of the segment, group or function each NEO led during 2011, and the Compensation Committee reviewed and approved such goals in early 2011. The Compensation Committee also reviews each NEO’s qualitative goals and their alignment with enterprise-wide goals where appropriate. NEO achievements for key qualitative goals, and the personal strategic and investment quantitative goals and achievements for Ms. Street, are described in detail below. The payout ranges established for the qualitative goals for our NEOs are:

Qualitative Goal Achievement	Threshold*	Target	Maximum

Payout Range	50%	100%	150%

*	Performance falling short of the threshold goal results in no payout for this metric.

Qualitative Goals and Performance for Mr. McGavick, CEO of XL Group plc.

The CEO’s qualitative goals for 2011 were concentrated in three areas: Strategy, People and Culture, and Business Results and Growth Initiatives:

Strategy—refining and implementing our strategy and differentiating XL from our competitors. Following our turnaround in 2009, our CEO was asked to create a sustainable, long-term strategy to appropriately allocate resources and capital to create shareholder value. To accomplish this goal, the CEO drove the “Fresh Start” program. This program monitors each business’s performance, helps the Company evaluate and improve the quality of our underwriting and decide which lines to exit or expand. Based on these reviews our CEO took action to improve select underwriting teams. We added new teams—acquiring Political Risk, growing North American Inland Marine and building out existing Surety and Construction, Railroad and Excess and Select businesses. We also expanded our geographic footprint by establishing operations in Brazil and China.

People and Culture—continuing to make XL a place that attracts, develops and retains individuals who can deliver results. The CEO set goals and targets for the executive officers that supported our key objectives and strategy and held leaders accountable for their results. Under his leadership, we achieved our targeted rate for new underwriter recruitment and improved our retention rate of high performing underwriters as compared to 2010. His commitment to developing and retaining talented individuals resulted in his expansion of XL’s leadership to include our new Leadership Council, currently made up of 39 business leaders from across the Company. The Leadership Council drove results in strategic workstreams, providing innovative solutions and insightful feedback on our capital management process and structure, compensation design, budget planning issues and communications.

Business Results and Growth Initiatives—achieving business plan targets and growth initiatives focused on improving returns on capital and increasing net written premiums. We did not meet our financial plan for 2011, principally due to a large number of property losses. This weighed heavily in the Compensation Committee’s assessment of this portion of our CEO’s qualitative results. At the same time, our performance in catastrophe management and enterprise risk management were both strong.

With respect to growth:

•	We achieved year over year P&C net written premium growth of 8.7% for the 2011 fiscal year.

•

We created a new group focused on our global network and distribution. Formation of this group allowed us to pool resources from International Property & Casualty and from North America Property & Casualty.

•	We more actively managed broker relationships during 2011, particularly with our global brokers where we are leveraging systems and processes to more effectively grow our business.

On balance, 2011 was a year of mixed results. The Compensation Committee concluded that the CEO’s achievements with respect to our 2011financial plan should not merit full recognition until our financial results improve. Therefore, the Compensation Committee recommended, and the Board approved, a qualitative performance factor of 75.0% for the CEO. Based on this factor and the combined ratio results of 0% for corporate, as summarized in the chart below, the CEO received a cash annual incentive of $600,000 representing 30.0% of his target annual incentive amount.

Michael McGavick

Measure	Weight	Threshold*	Target	Max	Actual	Funding as a % of Target

Quantitative Metrics
Goals: Enterprise Combined Ratio	60%	103.0%	93.0%	80.0%	107.5%	0.0%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding	60%					0.0%

Qualitative Component
Goals: Qualitative	40%	50.0%	100.0%	150.0%	75.0%	75.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding	40%					75.0%

Payout Performance Factor (0% of 60%) plus (75% of 40%) =						30.0%

* There is no payout related to performance below the 50% threshold on the qualitative goals.

Qualitative Goals and Performance for Mr. Duclos, Former Executive Vice President and Chief Executive of Insurance Operations.

In addition to successes in improving operational services and efficiencies, Mr. Duclos and his team worked on the following strategic initiatives during 2011 that strengthened the Insurance segment:

Strategy. Mr. Duclos’s strategy-related goals were to focus on profitable growth initiatives and improve marketing and distribution strategies. Results for 2011 included:

•

Completing operating platforms for the North American Construction, North American Surety and Political Risk businesses, while expanding U.S. Inland Marine, International Professional, and International Upper Middle Market capabilities.

•	Implementing a state of the art claims system on schedule and under budget.

•	Opening a branch in Shanghai on March 1, 2011 and obtaining final approval to establish an insurance operation in Brazil.

•

Continuing to develop and implement our insurance marketing and distribution strategy, including establishing or strengthening some broker relationships and expanding cross-selling efforts. Although Mr. Duclos made progress in implementing our marketing and distribution strategies, his progress did not fully meet expectations.

Maintain Underwriting Discipline and Focus. Under Mr. Duclos’s leadership, the Insurance segment completed the exit of unprofitable business lines. Although insurance pricing rates, retention and new business exceeded budget and prior year with improving trends, increased pricing is still required in some lines.

Build and Retain Talent Pools. Mr. Duclos decreased the rate of voluntary leavers, achieving below industry rates of 2% for underwriters specifically, with an overall segment rate of 5%. In addition, Mr. Duclos achieved his 2011 hiring plan, adding more new underwriters than in 2010.

At the conclusion of the year, our CEO recommended, and the Compensation Committee approved, a qualitative performance factor of 92% for Mr. Duclos. Based on this factor and the combined ratio results of 0% (as detailed in the chart below), Mr. Duclos received a cash annual incentive of $299,000, representing 36.8% of his target annual incentive amount.

David Duclos

Measure	Weight	Threshold*	Target	Max	Actual	Funding as a % of Target

Quantitative Metrics
Goals: Enterprise Combined Ratio	21%	103.0%	93.0%	80.0%	107.5%	0.0%
Payout Range		50.0%	100.0%	200.0%
Goals: Segment Combined Ratio	39%	105.0%	98.0%	88.0%	111.8%	0.0%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding	60%					0.0%

Qualitative Component
Goals: Qualitative		50.0%	100.0%	150.0%	92.0%	92.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding	40%					92.0%

Payout Performance Factor (0% of 60%) plus (92% of 40%) =						36.8%

* There is no payout related to performance below the 50% threshold for the quantitative or qualitative goals.

Qualitative Goals and Performance for Mr. Veghte, Executive Vice President & Chief Executive of Reinsurance Operations and Chief Executive Officer of XL Reinsurance America Inc.

Strategy. During 2011, Mr. Veghte was asked to execute expansion and growth initiatives. Mr. Veghte led strategic analyses of our current positions and opportunities for growth in specific markets, which resulted in the addition of new underwriting capabilities in U.S. Accident & Health and the establishment of a Middle East / North Africa organization based out of London. Mr. Veghte also led reviews of the International Property & Casualty, North American Excess Casualty, Excess and Surplus, and Design Professional businesses as part of our Fresh Start program (described above).

Review of Latin American Business Unit. Mr. Veghte and his executive leadership team successfully reorganized Latin American operations. The reorganization created a lean and focused business unit and resulted in overall annual operating expense savings of $3 million, to be fully realized in 2012.

Other Accomplishments. It should also be noted that in a year in which the property and casualty industry saw insured natural catastrophic losses exceeding $100 billion, Mr. Veghte managed the Reinsurance segment to deliver an underwriting profit for the 6th consecutive year. This is a testament to Mr. Veghte’s disciplined underwriting approach and more importantly to his ability to attract and retain a world-class reinsurance organization that has delivered strong results in the face of difficult reinsurance market conditions.

At the conclusion of the year, our CEO recommended, and the Compensation Committee approved, a qualitative performance factor of 126.0% for Mr. Veghte. Based on this factor and the combined ratio results of 35.3% (as detailed in the chart below), Mr. Veghte received a cash annual incentive of $537,000, representing 71.6% of his target annual incentive amount.

James Veghte

Measure	Weight	Threshold*	Target	Max	Actual	Funding as a % of Target

Quantitative Metrics
Goals: Enterprise Combined Ratio	21%	103.0%	93.0%	80.0%	107.5%	0.0%
Payout Range		50.0%	100.0%	200.0%
Goals: Segment Combined Ratio	39%	99.0%	85.0%	60.0%	97.8%	54.3%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding	60%					35.3%

Qualitative Component
Goals: Qualitative		50.0%	100.0%	150.0%	126.0%	126.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding	40%					126.0%

Payout Performance Factor (35.3% of 60%) plus (126% of 40%) =						71.6%

* There is no payout related to performance below the 50% threshold for the quantitative or qualitative goals.

Investment and Portfolio Goals, Qualitative Goals and Performance for Ms. Street, Executive Vice President and Chief Investment Officer for XL Group plc and Chief Executive Officer of XL Capital Investment Partners Inc.

Investment and Portfolio Goals. Approximately 19% of Ms. Street’s annual incentive award was based on the enterprise combined ratio, while approximately 35% of was based on achievement of various investment and portfolio goals for the Investment group, broken down as follows:

•	9% for meeting net investment income (“NII”) and affiliate earnings budget;

•	18% for property and casualty investment portfolio performance exceeding established benchmarks by 30 basis points;

•	4.5% for life portfolio investment performance matching the life benchmark; and

•	3.6% for achieving a target reduction in our runoff portfolio, which includes legacy financial guarantee and similar exposures, by December 31, 2011.

Under Ms. Street’s leadership, the Investment group exceeded the targets that were established for the NII and earnings budget as well as for reducing the runoff portfolio. However, the performance of the property and casualty, investment and life portfolios were both under the stated goals, particularly the life portfolio, reflecting the difficult, very volatile investment markets.

The combined performance achieved for the quantitative portion for Ms. Street was 56.9%.

The remaining 46% of Ms. Street’s 2011 annual incentive amount was based on her achievement of the following qualitative goals:

Sponsor the Global Network Workstream. This workstream reviewed our global network strategy and made progress towards creating a shared utility across the Company designed to deliver cost-effective global capabilities and profitable growth.

Investment Initiatives. Goals included updating the Company’s Strategic Asset Allocation analysis, a full review of our third party investment managers and further enhancements to our risk management capabilities, all of which Ms. Street’s team successfully completed during 2011.

Re-engineering Index. Ms. Street and her team improved the efficiency of the Investment group by upgrading systems and improving the quality of data and data infrastructure, automation and integration with other Company systems. The team accomplished this by migrating investment accounting service and performance data analysis to a new provider and creating a centralized data distribution team to provide automated reporting to the Investment group.

Corporate Initiatives. During 2011, Ms. Street and her team identified key areas where the Investment group could generally support the Company’s strategic objectives across a wide range of activities, such as working with our Treasurer to improve liquidity analysis, contributing to rating agency presentations, and delivering realized losses below forecast. Ms. Street’s team made significant positive contributions to these three initiatives, which were successfully completed during 2011.

At the conclusion of the year, our CEO recommended, and the Compensation Committee approved, a qualitative performance factor of 125.0% for Ms. Street. Based on this factor, and the quantitative results (enterprise combined and Investment Group financial results) of 56.9% (as detailed in the chart below), Ms. Street received a cash annual incentive of $1,190,700, representing 88.2% of her target annual incentive amount.

Sarah Street

Measure	Weight	Threshold*	Target	Max	Actual	Funding as a % of Target

Quantitative Metrics
Goals: Enterprise Combined Ratio	18.9%	103.0%	93.0%	80.0%	107.5%	0.0%
Payout Range		50.0%	100.0%	200.0%
Goals: Investment & Portfolio Results ($ in billions)	35.1%
(a)NII Budget & Affiliate Income	9.0%	$ 1.00	$1.14	$1.24	$1.15	105.5%
Payout Range		50.0%	100.0%	150.0%
(b)Portfolio Performance Relative to Quarterly Weighted Strategic Asset Allocation Benchmark (bps)	18.0%	-30.0	30.0	90.0	10.0	83.3%
Payout Range		50.0%	100.0%	200.0%
(c)Life Portfolio Performance Relative Quarterly Weighted Benchmark	4.5%	-60.0	0.0	60	-317.0	0.0%
Payout Range		50.0%	100.0%	200.0%
(d)Runoff Portfolio Size as of 12/31/2010	3.6%	$ 175.0	$215.0	$400.0	$349.0	172.4%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding	54%					56.9%

Qualitative Components
Goals: Qualitative & Strategic Goals
(a)Risk Management Deliverables Index	13.5%	50.0%	75.0%	100.0%	87.0%	124.0%
Payout Range		50.0%	100.0%	150.0%
(b)Re-engineering Index including SS&C Performance	13.5%	50.0%	75.0%	100.0%	88.0%	126.0%
Payout Range		50.0%	100.0%	150.0%
(c)Overall activities including supporting corporate initiatives	9.0%	50.0%	100.0%	150.0%	125.0%	125.0%
Payout Range		50.0%	100.0%	150.0%
Strategy	10.0%	50.0%	100.0%	150.0%	125.0%	125.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding	46%					125.0%

Payout Performance Factor (56.9% of 54%) plus (125% of 46%) =						88.2%

*	There is no payout for performance below the 50% threshold for the quantitative or qualitative goals.

2011 Annual Incentive Award for Mr. Porrino, CFO of XL Group plc beginning in August 2011.

As part of our recruitment efforts, Mr. Porrino received a minimum annual incentive award amount for 2011 equal to his target annual incentive award amount ($900,000) pro-rated by the number of days he worked in 2011. This resulted in a final annual incentive amount of $308,220 (34.25% of $900,000) for Mr. Porrino.

Qualitative Goals and Performance for Mr. Robb, Corporate Controller of XL Group plc.

Mr. Robb was appointed as the Company’s Controller in December 2010, and as such is responsible for matters relating to our quarter and year end closing processes, budgeting, forecasting, group solvency and other regulatory matters and financial reporting. In addition, Mr. Robb served temporarily as our interim principal financial officer from June 2011 to August 2011. In addition to assuming those duties on an interim basis, Mr. Robb also achieved the following goals during 2011:

•

Oversaw the improvement of processes and systems that enhanced the effectiveness and efficiency of our Finance function, such as the development of external reporting capabilities to support regulatory reporting requirements.

•	Contributed to improving the availability and quality of our financial data.

•	Collaborated on implementing our plan for simplifying our legal entity structure.

•	Contributed significantly to our achievement of other strategic initiatives.

After evaluating his achievements and contributions during 2011, Mr. Porrino approved a cash annual incentive for Mr. Robb of $160,000, representing 82% of his target annual incentive amount.

4.3 2011 Long-Term Incentives

The 2011 long-term incentive program (the “2011 LTIP”) for our NEOs uses stock options and performance units, which upon vesting entitle the holder to one ordinary share per unit. In general, 50% of each award was granted in the form of stock options, and 50% in performance units. The performance period began on January 1, 2011 and concludes on December 31, 2013. In determining the grant date value of each NEO’s 2011 LTIP award, the Compensation Committee considered the following:

•	An analysis of the relevant market data from our 2011 peer group;

•	The scope of each NEO’s role in relation to our short- and long-term strategy;

•	The importance of retaining and motivating the NEO; and

•	The NEO’s individual performance as viewed by our CEO and/or the Board.

On February 28, 2011, the Compensation Committee granted stock option awards to our NEOs, with the exception of Messrs. Porrino and Robb. These stock options have a strike price of $23.35 and vest ratably over a three-year period, with one-third of the award vesting on each anniversary of grant date.

Mr. Porrino did not receive a grant of stock options as part of his sign-on award in August 2011. Instead, he was granted restricted stock units pursuant to his sign-on offer. One-half of this award cliff vests on the third anniversary of the grant date, and the remaining 50% will vest ratably over a three-year period from the date of hire, with one-third of the award vesting on each anniversary of grant date.

Mr. Robb did not receive a grant of stock options as part of his 2011 LTIP. He received one-half of the value of his 2011 LTIP in the form of restricted stock units, and the other half in 2011 performance units, which are described below. Consistent with his peers in the Company, Mr. Robb’s restricted stock unit award vests ratably over a three-year period, with one-third of the award vesting on each anniversary of grant date.

The Compensation Committee granted performance units to all of our NEOs on February 28, 2011, with the exception of Mr. Porrino. Mr. Porrino was hired as our new CFO effective August 28, 2011 and did not receive any 2011 performance units. Performance units only pay out if the financial performance goals described below are achieved over the next three years. We used the same metrics and weightings for the 2011 performance units as we did for the 2010 performance units:

50% Relative Corporate Price-to-Book	50% Corporate Operating ROE (absolute)

One year of the three-year performance cycle has been completed as of December 31, 2011. The chart below illustrates hypothetical payout for those units based on our performance through December 31, 2011. The grant date values provided in the chart represent the dollar value of the awards in the view of the Compensation Committee, which differ from the values required to be disclosed in the Summary Compensation Table. A similar chart providing details for the CEO’s 2011 performance units is above in the “Introduction.”

2011 Performance Units

More detail about the vesting of these awards is provided in the tables and accompanying narrative below. The number of stock options and restricted stock units granted to each NEO and other details about these awards is provided in the compensation tables below.

(A) Relative Price-to-Book Metric Explanation. We continue to use the relative price-to-book metric because it reflects the quality of our earnings and the value of our assets. Our relative price-to-book ranking is also an important factor for our investors. We set our relative price-to-book goals with reference to our historical rankings, where recently we have ranked in the bottom quartile. Our goals challenge us to regain our historical top quartile ranking.

At the end of the three-year cycle (December 31, 2013), our price-to-book performance will be ranked as a percentile against selected companies in the Morgan Stanley Capital International World Insurance (“MSCI”) Index. In early 2010, the Compensation Committee and management selected 32 Property and Casualty Insurance, Reinsurance and Multi-line companies from the MSCI Index as our compensation peers. These companies are listed on U.S. exchanges (including via American Depository Receipts). The Compensation Committee considered the selected companies the appropriate peers for our price-to-book metric because these companies and XL share similar challenges with respect to book value.

Market value (traded issues) or “price” will be the average closing trading price of an ordinary share of our stock traded on the NYSE over the quarter ending on December 31, 2013, multiplied by the current number of shares outstanding as of the last day of that calendar quarter. Book or total common equity (also referred to as “ordinary shareholders’ equity”) is based on the U.S. generally accepted accounting principles (“GAAP”) definition of shareholders’ equity as shown on our balance sheet less preferred equity and non-controlling interests in equity of consolidated subsidiaries. The determination date for total common equity is the figure as of the most recent calendar quarter for which data is available.

The 2011 goals and payout range established for the relative price-to-book measure are set forth below. At the time we established these goals, we were at the bottom quartile of MSCI ranked companies with respect to price-to-book, at the 11th percentile.

Price-to-Book Metric	Threshold*	Target	Maximum

Goal	25th percentile	50th percentile	75th percentile

Payout Range	50%	100%	200%

*	Performance falling short of the threshold goal of 25th percentile ranking at the end of the performance cycle results in no payout for this metric.

(B) Operating Return on Equity Metric. At the end of each year in the three-year cycle (December 31, 2011, December 31, 2012 and December 31, 2013), we will determine our Return on Equity or “ROE.” At the conclusion of the three-year performance period, we will calculate a 3-year average as of December 31, 2013 and review it against our goals. ROE is defined as operating income divided by ordinary shareholders’ equity. Operating income is net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives and foreign exchange gains (losses), net of tax. For purposes of the 2011 LTIP, ordinary shareholders’ equity is defined as the average of “opening equity” and “closing equity” for each year of the three-year cycle. This is a change from the 2010 performance units where we used “opening equity,” reset at the beginning of each year of the three-year cycle. In 2010, this definition was adopted to eliminate distortions caused by a rising interest rate environment and anticipated outsized mark-to-market movements and foreign exchange fluctuations. The interest rate environment at the beginning of 2011 indicated that a change in this approach would be appropriate.

A second change to our 2011 LTIP is that ROE will be calculated at the corporate level for all NEOs. In 2010, ROE was measured at the segment-level for Messrs. Duclos and Veghte. Instead, the Compensation Committee approved a single set of ROE goals in order to align all NEOs with our overall enterprise results. Our 2011 ROE goals motivate the effective and profitable use of capital, based on what our shareholders view as a successful return on that capital. The effective use of capital will help us to endure soft markets and difficult pricing conditions while they persist, and help ensure that when the markets harden, we are well-positioned to take advantage of the increase in potential business.

The payout range established for the ROE measure for each year of the three-year measuring period is:

ROE Metric	Threshold*	Target	Maximum

Payout Range	50%	100%	200%

*	In each year of the performance cycle, performance falling short of the threshold goal results in no payout for this metric for such year.

ROE goals were set in February 2011 by calibrating potential payout percentages from our financial plan ROE for 2011. The target payout goal was set higher than the 2011 financial plan ROE, ensuring that goals would be challenging. Based on 2011 ROE results, we will have to improve ROE in 2012 and 2013 to achieve target payout under the 2011 LTIP. ROE goals for the 2011 performance units will be disclosed at the end of the three-year performance cycle.

4.4 Other In-Cycle Long-Term Incentive Programs

(i) 2007 and 2008 Performance Restricted Shares. In 2007 and 2008, we granted performance restricted shares to several of our current NEOs. These restricted shares were scheduled to vest ratably over four years, with one quarter of each grant vesting on the first, second, third and fourth year anniversaries of the grant dates (the “scheduled vesting date”). Vesting on a scheduled vesting date is contingent on achieving an ROE threshold of 10% for the calendar year prior to the scheduled vesting date. For purposes of the restricted shares, ROE is defined as annualized return (based on the Company’s operating income) divided by the average of ordinary shareholders’ equity.

The annual ROE required threshold of 10% ROE was not achieved during 2011 (results were 0.9%). Based on these results, the 4th tranche of the 2008 restricted shares failed to vest on their scheduled vesting date in 2012.

Last year, the 3rd tranche of the 2008 restricted shares and the 4th tranche of the 2007 restricted shares failed to vest on their scheduled vesting date in February 2011 based on 2010 results (9.0% ROE). When a tranche of shares does not vest on a scheduled vesting date, the shares roll forward and are held unvested until the next anniversary of grant date—the “subsequent vesting date.” Vesting for a subsequent vesting date is based on the following determination: the ROE for the current year and the prior year(s) that restricted shares failed to vest must equal or exceed 10%

per annum, compounded annually. Because the compounded annual ROE for 2010 and 2011 was less than 10% (results were 5.0%), the 3rd tranche of the 2008 restricted shares and the 4th tranche of the 2007 restricted shares also failed to vest on the 2012 subsequent vesting date. If shares fail to vest on two or more subsequent vesting dates due to failure to achieve the required ROE thresholds, such shares will vest on the next anniversary of the date of grant if the ROE for the three calendar year period immediately preceding such next anniversary equals or exceeds 10% per annum, compounded annually. This test is repeated each year, with no more than a three calendar year ROE look back, until the tenth anniversary of the grant date. If the performance restricted shares have not achieved the ROE threshold necessary to vest after ten years, they will vest on the tenth anniversary of their respective award grant dates, subject to continued employment.

(ii) 2009 Cash Long-Term Incentive Program. The 2009 Cash Long-Term Incentive Program (the “2009 LTIP”) was a transitional incentive vehicle. It was designed to retain participants during a period when the Company was challenged by providing for cash payouts in annual installments over three years. The 2009 LTIP is cash-based, rather than equity-based, for a number of reasons. At the time these awards were made, our share price was low relative to historical value. Management and plan participants viewed a cash plan as more desirable and better able to motivate and retain. Also, the Company was constrained by the limited number of shares available for grant at the beginning of 2009.

The performance metric for the 2009 LTIP was our 2009 combined ratio, which on an unadjusted basis was 93.6%. For the first and second payouts, the 2009 combined ratio was adjusted in accordance with the terms of the 2009 LTIP for prior year reserve development, restructuring charges and operating expenses associated with our Global Asset Protection Services business, which resulted in an adjusted combined ratio of 95.8%. For the third and final payout (in March 2012), our 2009 combined ratio was adjusted for subsequent reserve development during 2010 and 2011, which resulted in an adjusted combined ratio of 96.8%. Based on the adjusted 2009 combined ratio, and the payout percentages established at the time of the original award in 2009 (see chart directly below), the Compensation Committee approved a payout percentage of 127.5% for the third and final payout.

2009 Combined Ratio*:	Payout Percentage:

93 (or lower)	175.0%
94	162.5%
95	150.0%
96	137.5%
97	125.0%
98	115.0%
99	105.0%
99.5	100.0%
100	95.0%
101	85.0%
102 (or higher)	75.0%

*	The payout percentage associated with a fractional combined ratio will be interpolated from this table and rounded to the nearest tenth of one percent (0.1%).

The final payout was calculated as 127.5% of the original face value of the award, minus the combined amount of the first and second payments, as follows:

	Face Value Award Amount	Face Value Performance Factor	Adjusted Face Value	2010 Payout	2011 Payout	2012 Payout

Michael McGavick	$2,000,000	127.5%	$2,550,000	$933,333	$933,333	$683,334
James Veghte	$1,000,000	127.5%	$1,275,000	$466,666	$466,666	$341,668
Sarah Street	$450,000	127.5%	$573,750	$210,000	$210,000	$153,750

(iii) The 2010 Long-Term Incentive Program. The 2010 Long-Term Incentive Program (the “2010 LTIP”) has the same structure and design as the 2011 LTIP, consisting of 50% performance units and 50% stock options and a three-year performance cycle. That description notes any differences between the performance metrics and weightings for the 2010 LTIP as compared to the 2011 LTIP (e.g., no segment level goals for ROE and a minor change in how we calculate ROE). Two years of the three-year performance cycle were completed as of December 31, 2011. The chart below illustrates hypothetical payout for those units based on our performance through December 31, 2011. The grant date values provided in the chart represent the dollar value of the awards in the view of the Compensation Committee, which differ from the values required to be disclosed in the Summary Compensation Table. In addition, the hypothetical payout shown below for Mr. Duclos is higher than his actual payout upon retirement because his units were prorated during the performance cycle, as described in the footnotes accompanying the Option Exercises and Stock Vested Table. A similar chart providing details for the CEO’s 2010 performance units is above in the “Introduction.”

2010 Performance Units

(iv) The 2012 Long-Term Incentive Program. The 2012 Long-Term Incentive Program (the “2012 LTIP”) has the same structure and design as the 2011 LTIP, consisting of equal amounts of performance units and stock options and a three-year performance cycle. The performance metrics and weightings are the same as those described above.

In connection with the annual award of long-term incentives, the Compensation Committee approved stock option grants to the NEOs under the 2012 LTIP with a grant date of February 28, 2012 and a strike price of $20.61, which was the closing price of the Company’s ordinary shares on the grant date. The Compensation Committee also approved an award of performance units as follows:

Name	# Options*	# Performance Units*

Michael McGavick	403,226	145,561

James Veghte	147,850	53,373

Peter Porrino	127,689	46,095

Sarah Street	94,087	33,965

Stephen Robb	N/A**	13,344

*	Details regarding these grants will be included in the various compensation tables in next year’s proxy statement relating to our 2013 Annual General Meeting.

**	Stephen Robb received 50% of his 2012 LTIP in the form of performance units, and 50% (of equal dollar value) in the form of restricted stock units.

4.5 Supplemental Benefits

Compensation for our executives includes a non-qualified supplemental deferred compensation plan (the “NQDC Plan”). During 2011, certain NEOs were permitted to defer receipt of up to 50% of their base salaries and 100% of their annual incentive awards that exceed tax law annual compensation limits. We provide a matching contribution with respect to the first 5% of employee elective deferrals under the NQDC Plan. Additional details about the benefits provided to those NEOs under the NQDC Plan can be found under “Non-Qualified Deferred Compensation” below.

In response to tax law changes, beginning on January 1, 2009, U.S. taxpayer executives based in Bermuda at that time, including several of our NEOs, were no longer permitted to make voluntary deferral contributions into the NQDC Plan. As a consequence, they did not receive matching contributions from us on such deferrals.

In February 2011, the Compensation Committee approved a short-term deferred cash award for affected NEOs. These deferred cash awards, referred to as “retirement replacement awards,” offset the foregone 2010 employer matching contributions for affected NEOs. Retirement replacement awards were granted to the below-named NEOs on March 15, 2011, and will vest on March 15, 2012, unless the award recipient is not an active employee on that date. As a result of this requirement, Irene Esteves forfeited her award upon her departure. Retirement replacement awards are calculated as if they were made under the NQDC Plan and represent the amounts the Company would otherwise have contributed to NQDC Plan accounts on behalf of these NEOs if they had been allowed to participate in the NQDC Plan.

On February 23, 2012, the Compensation Committee approved a similar retirement replacement award to offset the foregone 2011 matching contributions for affected NEOs. The specific awards granted to affected NEOs in February 2011 and 2012 were as follows:

Name	2011 Retirement Replacement Award	2012 Retirement Replacement Award

Michael McGavick	$375,500	$275,500

David Duclos	$125,800	$114,000

James Veghte	$150,500	$135,500

Irene Esteves	$13,100	N/A

At the time of this proxy statement, our CEO and Mr. Veghte have relocated to the U.S. They will have the opportunity to participate in a subsidiary non-qualified deferred compensation plan and may elect to defer receipt of up to 50% of their base salaries and 100% of their annual incentives in 2012. Therefore, we do not anticipate the need to make a retirement replacement award for any NEO in 2013.

4.6 Perquisites

Peer companies in local markets where we operate are periodically reviewed to determine the appropriate types and levels of perquisites to offer executive officers. We believe it is necessary to offer perquisites to attract and retain key executives in these specific markets. Health and welfare benefits are provided to all eligible employees, including NEOs. The design and level of benefits offered is driven by practices in the local markets in which we operate. NEOs and other executive officers are also offered comprehensive health screenings that are not available to the broad-based employee population. This practice is a reasonable risk management practice around key talent and is in-line with the practices of our 2011 compensation peer group.

The Company offers broad-based relocation benefits to all employees, including our NEOs. In 2011, the CEO relocated from Bermuda to the United States. He voluntarily waived all relocation benefits, except for the reimbursement for moving household goods. The Company requires the CEO to travel to Bermuda frequently for business reasons. Accordingly, our CEO continues to receive a housing allowance under our broad-based program to support the cost of maintaining a second residence in Bermuda. Following his relocation, his housing allowance decreased from approximately $27,000 per month to approximately $7,000 per month.

As a result of the redomestication of the Company from the Cayman Islands to Ireland during 2010, the CEO now pays Irish taxes on a portion of his compensation. The Company does not pay a tax gross-up related to these Irish taxes.

Mr. Veghte also relocated from Bermuda to the United States this year and was eligible for relocation benefits. He received reimbursement for the movement of his household goods and a “settling in” allowance equal to 5% of his annual salary. These benefits were consistent with the terms of the broad-based relocation program in which all eligible employees participate.

We do not permit the personal use of Company aircraft by our directors, officers or other employees. The Company on occasion provides transportation on Company aircraft for the CEO’s spouse or other immediate family members when they accompany him on business trips. On February 22, 2011, the CEO entered into a time share agreement with the Company so that he may reimburse the Company for the cost of his immediate family member’s transportation on Company aircraft when they accompany him on trips for business purposes. The amount of reimbursement is determined using the greater of (a) the standard industry fare level (“SIFL”) valuation used to impute income for tax purposes, or (b) the incremental cost to the Company of such use, in either case in accordance with Federal Aviation Administration regulations.

More detail about the perquisites provided to our NEOs is included in the tables and accompanying notes below.

5. NEO Employment Agreements

Our CEO and each of our other NEOs, other than Mr. Robb, have employment agreements with us. The agreements provide for severance benefits following an involuntary or constructive termination of employment. The severance benefits provided following a change in control are structured to be “double trigger.” This means payments are conditioned on an involuntary or constructive termination of the executive’s employment occurring following the change of control. We believe that the severance benefits provided are reasonable and in line with the compensation practices for executives in similar positions at companies of similar size and complexity. The agreements also contain restrictive covenants valuable to us and protective of our business interests, such as non-competition and non-solicitation covenants. The terms and conditions of these agreements are described under “Potential Payments Upon Termination or Change in Control.”

CFO Employment Agreement. On June 18, 2011, we entered into an employment agreement with Mr. Porrino that became effective on August 28, 2011. The agreement has a three-year term. During the term of the employment agreement, Mr. Porrino receives a base salary of $600,000 and is eligible for an annual incentive award with a target equal to 150% of his base salary. For 2011, Mr. Porrino was guaranteed an annual award at target, pro-rated by the number of days he worked for the Company during the year. The agreement provided for a sign-on grant of restricted stock units with a value of $1,500,000. One-half of these restricted stock units vest on the third anniversary of grant date. The other half will vest in equal installments over a three-year period, one-third on each anniversary of the grant date. To attract and recruit Mr. Porrino, his agreement also provides that, beginning in 2012, his long-term incentives will have a grant date value of approximately $1,900,000. Mr. Porrino is also eligible to participate in other employee benefit programs as are in effect for similarly situated executives from time to time.

In the event Mr. Porrino is terminated without cause during the term of the agreement, he will be entitled to a cash payment equal to his annual base salary plus a pro-rated portion of his target annual incentive award. Post-change of control severance benefits are only triggered if Mr. Porrino is terminated without Cause, as defined in the agreement (or resigns for good reason) following such change of control. In such case, he will be entitled to a cash payment of two times his base salary and target annual incentive award. Consistent with our practices since 2009, Mr. Porrino’s agreement does not contain an excise tax gross-up for taxes payable pursuant to Section 280G of the Code.

Mr. Porrino has also agreed to certain confidentiality, non-competition and non-solicitation provisions.

Our agreement with our former CFO, Irene Esteves, terminated upon her resignation in June 2011.

6. Role of Independent Advisor in Setting Executive Pay

The Compensation Committee oversees all of our compensation programs generally and approves the compensation for all of our executive officers. See “Corporate Governance” for a detailed description of the Compensation Committee’s role. In this role, the Compensation Committee retained Meridian during 2011 as the Board’s independent advisor. Meridian provides services in connection with matters relating to executive and director compensation. The nature and scope of services rendered by Meridian on the Board’s behalf and under the direction of the Compensation Committee include:

•	competitive market analyses, including proxy data studies, board of director pay studies and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the redesign of any compensation benefit programs, if desired or needed; and

•	preparation for attendance at selected Compensation Committee and Board meetings.

The Compensation Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant and the Compensation Committee evaluates the consultant periodically. We have not used, and will not use, Meridian for any purpose other than to provide services to our Board relating to executive and director compensation during any period when Meridian is serving as the Compensation Committee’s independent compensation consultant.

7. Role of the Chief Executive Officer in Setting Executive Pay

The specific qualitative goals for NEOs, other than the CEO and Messrs. Porrino and Robb, were set in early 2011 by our CEO in collaboration with each NEO. The CEO is also responsible for providing compensation recommendations to the Compensation Committee for all executive officers other than himself, as well as recommendations for the cash incentive pools and the long-term incentive pools for all non-executive employees. The Compensation Committee and the CEO together discussed the performance of each NEO against his or her specific goals in 2011, and the overall results for the relevant business segment or functional area led by the NEO. Our CEO also provided the Compensation Committee details about our operating results and reviewed those results relative to market conditions and the performance of our peers generally in the global insurance and reinsurance market. This information was the background for the Compensation Committee’s compensation decisions.

8. Executive Share Ownership

The Compensation Committee encourages the long-term ownership of Company shares by our executive officers. Accordingly, it has established share ownership guidelines and retention and sale requirements. The share ownership targets for our executive officers are:

For the CEO	5x base salary

Other NEOs (other than Mr. Robb)	3x base salary

Mr. Robb	2x base salary

The following types of equity awards are counted towards meeting the relevant ownership target: vested “in-the-money” stock options, vested and unvested restricted stock units or restricted share awards (including prior year awards and additional purchased shares), and ordinary shares.

At its February 2010 meeting, the Compensation Committee established restrictions on the sale of shares and share holding requirements. Executive officers may not sell shares granted on or after February 28, 2010 unless they have met the relevant share ownership target described above at the time of sale with one exception—an executive officer may direct the Company to cover tax obligations associated with the grant, regardless of whether the full level of share ownership has been attained. Executives are also required to retain and hold 50% of each grant (net of taxes) made on or after February 28, 2010 for a minimum of five years from grant date before being allowed to sell those vested shares. The retain and hold requirement and restrictions applicable to the sale of shares are not retroactive with respect to grants prior to February 28, 2010.

All NEOs are currently in compliance with our share holding requirements and sale restrictions. All of our NEOS exceeded their share ownership targets as of December 31, 2011, except for Mr. Porrino, who joined the Company in August 2011.

9. Clawback Provisions

In 2010, the Compensation Committee amended its existing clawback policy, effective for all 2010 and future NEO incentive awards. Under the amended policy, NEOs may have to repay some or all of any cash or equity incentive received from a grant if: (a) the Company must re-state its financial statements due to material non-compliance with financial reporting requirements, and (b) the Company has determined that the material non-compliance causing the restatement was the result of the award recipient’s willful misconduct. The requirement to repay applies to any amounts granted, vested, obtained as the result of exercise or otherwise paid out during the 12 months following the date the financial statements subject to the restatement were filed with the SEC. Under the policy, the Board of Directors may also cancel the award recipient’s unvested equity or other unpaid incentive compensation and may cancel his or her vested but unexercised stock options in this situation. These clawback features apply to cash or equity incentive awards in addition to any compensation subject to the clawback provision in the Sarbanes-Oxley Act of 2002, which remains in effect. We will consider further adjustment of our clawback policy once the SEC adopts final rules implementing requirements under the Dodd-Frank Wall Street Reform & Consumer Protection Act of 2010.

10. Section 162(m)

Section 162(m) of the Code generally limits deductibility of non-performance based annual compensation in excess of $1 million paid to the CEO and three other most highly compensated executive officers (other than the principal financial officer) of public corporations. This limit on deductibility will only apply to the compensation paid to executive officers who are employed by our subsidiaries that are subject to U.S. income tax. In such situations, the Compensation Committee may consider tax deductibility as a factor in determining appropriate levels or methods of compensation. However, to maintain flexibility in compensating the executive officers in furtherance of its overall corporate goals, the Compensation Committee does not require all compensation to be awarded in a tax deductible manner.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

Management Development and
Compensation Committee
Herbert Haag, Chairman
Ramani Ayer
Joseph Mauriello
Eugene M. McQuade

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation provided for 2011, 2010 and 2009 of persons serving as the Company’s CEO and CFO or acting as principal financial officer during 2011, along with the next three most highly compensated executive officers of the Company in 2011 (collectively, the “NEOs”):

Name and Principal Position	Year	Salary($)	Bonus($) (1)	Stock Awards($) (2)(3)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (5)	All Other Compensation ($)(6)	Total($)
Michael S. McGavick,	2011	$1,000,000	$600,000	$2,843,262	$3,020,653	$683,334	$—	$788,816	$8,936,065
Chief Executive	2010	$1,000,000	$2,000,000	$2,824,309	$3,102,159	$933,333	$—	$621,756	$10,481,557
Officer of the	2009	$1,000,000	$3,000,000	$—	$889,831	$933,333	$—	$389,273	$6,212,437
Company

Peter R. Porrino, Executive Vice President, Chief Financial Officer of the Company	2011	206,923	$308,220	$1,500,010	$—	$—	$—	$12,912	$2,028,065

Irene M. Esteves,	2011	$290,909	$—	$829,300	$881,026	$—	$—	$121,393	$2,122,628
Former Executive Vice President, Chief Financial Officer of the Company	2010	$376,190	$900,000	$1,875,023	$905,293	$—	$—	$341,522	$4,398,028

Stephen J.H. Robb, Senior Vice President, Corporate Controller, and former interim principal financial officer of the Company	2011	$325,000	$160,000	$486,954	$—	$170,834	$—	$252,880	$1,395,668

James H. Veghte,	2011	$600,000	$537,000	$1,042,544	$1,107,575	$341,668	$—	$372,921	$4,001,708
Executive Vice	2010	$600,000	$1,000,000	$1,035,578	$1,137,460	$466,667	$—	$294,424	$4,534,129
President, Chief Executive of Reinsurance Operations of the Company	2009	$600,000	$1,150,000	$—	$254,238	$936,667	$—	$292,712	$3,233,617

David B. Duclos,	2011	$650,000	$299,000	$1,042,544	$3,227,045	$66,667	$—	$2,483,113	$7,768,369
Former Executive	2010	$650,000	$700,000	$1,035,578	$1,137,460	$466,667	$—	$263,465	$4,253,170
Vice President, Chief Executive of Insurance Operations of the Company	2009	$650,000	$853,125	$—	$305,085	$889,667	$—	$278,448	$2,976,325

Sarah E. Street,	2011	$450,000	$1,190,700	$568,652	$604,135	$153,750	$—	$221,950	$3,189,187
Executive Vice	2010	$450,000	$1,620,000	$564,865	$620,434	$210,000	$—	$204,034	$3,669,333
President, Chief Investment Officer of the Company	2009	$450,000	$1,620,000	$—	$114,915	$680,000	$—	$166,350	$3,031,265

(1)

Represents the annual bonus awarded to each NEO under the 2011 annual incentive plan. For Mr. Porrino, pursuant to his employment agreement, he received an annual bonus for the 2011 performance year equal to his target bonus amount, pro-rated for the number of days he worked in 2011.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), for stock awards and option awards granted in each respective year. See Note 18 (d and e) of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. The amounts do not correspond to the actual value that might be realized by each NEO. With respect to Mr. Duclos, this amount includes incremental fair value of $2,119,470 associated with the modification of his stock option awards upon his retirement. For further information regarding this modification, see “NEO Separations in 2011.” For further information regarding the Compensation Committee’s analysis of compensation earned by NEOs in 2011 as compared to the actual grant date fair value of stock and option awards, see “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table,” below.

(3)

Represents the grant date fair values of performance units based upon the target number of awards issued at their grant date fair value computed in accordance with ASC 718. The values for these awards at the grant date assuming the highest level of performance will be achieved are as follows: for Mr. McGavick, $5,686,525; for Ms. Esteves, $1,658,599; for Mr. Robb, $473,892; for Mr. Veghte, $2,085,089; for Mr. Duclos, $2,085,089; and for Ms. Street, $1,137,305. Mr. Porrino was not granted performance units in 2011. Additionally, for Mr. Robb represents restricted stock units with a grant date fair value of $250,008.

(4)

For Mr. McGavick, Mr. Veghte, Ms. Street and Mr. Robb, the figures for 2011 represent the amounts earned under the Company’s 2009 LTIP during 2011 based on the satisfaction of performance measures in 2009. For Mr. Duclos, the figure represents the amount payable under the 2009 LTIP to an executive whose employment was terminated without Cause in

2011. Mr. Duclos’s employment ended on December 31, 2011. Payments relating to the 2009 LTIP awards were made during March 2012. For Mr. Duclos, Mr. Veghte and Ms. Street, the figures for 2009 also represent amounts vesting and paid out under the 2007 cash LTIP award. No vesting or payment of 2007 cash LTIP awards occurred for 2011. The grant date face value of the 2009 LTIP awards for the NEOs that received them in February 2009 were as follows: Mr. McGavick, $2,000,000; Mr. Robb, $500,000; Mr. Veghte, $1,000,000; Mr. Duclos, $1,000,000; and Ms. Street, $450,000. Non-equity incentive plan compensation awards were not granted during 2011 or 2012 to our NEOs. For additional information regarding the 2009 LTIP, see “Executive Compensation—Compensation Discussion and Analysis” above.

(5)	The Company does not pay above-market rates for amounts deferred under the Non-Qualified Deferred Compensation Plan.

(6)	All Other Compensation includes:

Other Annual Compensation from the Summary Compensation Table

Name	Year	Housing Allowance	Travel Allowance (1)	Financial Counseling/ Tax Preparation	Relocation Assistance (2)	Retirement Plan Contribution (3)	Retirement Replacement Award (4)	Severance	All Other (5)
Michael S. McGavick	2011	$173,000	$28,845	$—	$183,971	$24,500	$375,500	$—	$3,000

Peter R. Porrino	2011	$—	$—	$—	$—	$12,912	$—	$—	$—

Irene M. Esteves	2011	$60,000	$9,745	$10,906	$10,492	$17,150	$13,100	$—	$—

Stephen J.H. Robb	2011	$144,000	$29,808	$15,615	$—	$53,602	$—	$—	$9,855

James H. Veghte	2011	$90,000	$9,400	$15,833	$72,923	$24,500	$150,500	$—	$9,765

David B. Duclos	2011	$126,500	$17,635	$14,995	$32,211	$24,500	$125,800	$2,134,375	$7,097

Sarah E. Street	2011	$—	$—	$12,500	$—	$207,000	$—	$—	$2,450

(1)	Represents home leave travel allowances utilized by Bermuda-based NEOs.

(2)	Represents payments made to applicable NEOs to assist with relocation expenses in the year of transfer to and/or departure from the Company.

(3)

Represents employer contributions to both qualified and non-qualified defined contribution plans. For additional information relating to contributions to non-qualified defined contribution plans, see “Non-Qualified Deferred Compensation” below.

(4)

Represents the grant date fair value of the retirement replacement awards made to Mr. McGavick, Mr. Veghte, Ms. Esteves and Mr. Duclos on March 15, 2011. The retirement replacement awards will vest and be paid out to the NEOs on March 15, 2012 provided they remain employed on that date. Ms. Esteves forfeited her retirement replacement award upon her voluntary termination of employment. See section 4.5 of “Executive Compensation—Compensation Discussion and Analysis.”

(5)

Represents for all NEOs payments made for, among other things, personal car benefits, club memberships and annual officers’ medical examination. The Company does not permit personal use of Company aircraft by our directors, officers or other employees. The Company on occasion provides transportation on Company aircraft for Mr. McGavick’s spouse or other immediate family members when they accompany him on trips for business purposes. On February 22, 2011, the CEO entered into a time share agreement with the Company so that he may reimburse the Company for the cost of his immediate family member’s transportation on Company aircraft when they accompany him on trips for business purposes.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table complements the Summary Compensation Table disclosure of non-equity incentive and equity awards and shows each grant of an award made to the NEOs in the last completed fiscal year under any plan:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael S. McGavick	02/28/2011	—	—	—	—	—	—	—	307,693	$23.35	$3,020,653
	02/28/2011	—	—	—	64,240	128,480	256,960	—	—	—	$2,843,262

Peter R. Porrino	08/29/2011	—	—	—	—	—	—	36,408	—	—	$750,005
	08/29/2011	—	—	—	—	—	—	36,408	—	—	$750,005

Irene M. Esteves	02/28/2011	—	—	—	—	—	—	—	89,744	$23.35	$881,026
	02/28/2011	—	—	—	18,737	37,474	74,948	—	—	—	$829,300

Stephen J.H. Robb	02/28/2011	—	—	—	5,354	10,707	21,414	—	—	—	$236,946
	02/28/2011	—	—	—	—	—	—	10,707	—	—	$250,008

James H. Veghte	02/28/2011	—	—	—	—	—	—	—	112,821	$23.35	$1,107,575
	02/28/2011	—	—	—	23,555	47,110	94,220	—	—	—	$1,042,544

David B. Duclos	02/28/2011	—	—	—	—	—	—	—	112,821	$23.35	$1,107,575
	02/28/2011	—	—	—	23,555	47,110	94,220	—	—	—	$1,042,544
	12/31/2011	—	—	—	—	—	—	—	5,000	$77.10	$1,779
	12/31/2011	—	—	—	—	—	—	—	20,000	$75.48	$18,584
	12/31/2011	—	—	—	—	—	—	—	30,000	$67.93	$51,007
	12/31/2011	—	—	—	—	—	—	—	50,000	$50.31	$132,459
	12/31/2011	—	—	—	—	—	—	—	50,000	$36.90	$194,735
	12/31/2011	—	—	—	—	—	—	—	100,000	$19.62	$515,997
	12/31/2011	—	—	—	—	—	—	—	150,000	$3.31	$—-
	12/31/2011	—	—	—	—	—	—	—	122,087	$18.27	$593,760
	12/31/2011	—	—	—	—	—	—	—	112,821	$23.35	$611,149

Sarah E. Street	02/28/2011	—	—	—	—	—	—	—	61,539	$23.35	$604,135
	02/28/2011	—	—	—	12,848	25,696	51,392	—	—	—	$568,652

(1)

Threshold amount represents payout for meeting ROE performance goal thresholds for each year of the three-year performance cycle and for meeting the threshold goal for price-to-book at the end of the three-year performance period. Payout will represent the average of results for all three years.

(2)

Represents the grant date fair value of each equity award calculated in accordance with ASC 718. See Note 18 (d and e) of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. In addition, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for further information.

(3)

For Mr. Duclos, awards with a grant date of December 31, 2011 represent the incremental fair value of the modification of each of his stock option awards in connection with his retirement as described further under “NEO Separations In 2011.” All stock options held by Mr. Duclos will be exercisable until the earlier of the term set forth in the applicable award agreement or five years following December 31, 2011 (the “Termination Date”). Prior to modification, Mr. Duclos awards would have expired 90 days from the Termination Date.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Philosophy and Core Principles of Executive Compensation

Refer to “Executive Compensation—Compensation Discussion and Analysis,” above, for further information relating to the Company’s philosophy and core principles of executive compensation.

Equity Award Vesting Details

Stock options awarded to executive officers of the Company in 2011 and in prior years have a 10-year term and vest according to the defined vesting schedule of the award (generally over three or four years) without performance criteria attached to the awards.

The shares underlying the performance units awarded to NEOs under the 2011 LTIP vest and pay out contingent on the achievement of the performance metrics established by the Compensation Committee (as described in the Compensation Discussion and Analysis included in the Company’s proxy statement filed with the SEC on March 7, 2011) at the end of the three-year performance period (2011-2013).

In certain instances, stock awards may be granted to executive officers without performance criteria attached to the awards.

Equity awards granted on or after January 1, 2007 to executives whose employment with the Company is terminated for reasons of death, disability, or, with respect to awards granted in 2007, 2008 and 2009, due to job elimination or reductions in force, or otherwise without cause with respect to awards granted in 2010 or 2011, may fully or partially vest on the date of termination. See “Potential Payments Upon Termination or Change in Control” below. However, in the case of voluntary terminations, or involuntary terminations without cause, vested option awards or portions thereof may expire earlier than the original 10 year term. In addition, any executive whose employment with the Company terminates for any reason, voluntarily or involuntarily (other than for “Cause” as defined in the 1991 Performance Incentive Plan), and whose combined age and number of years of service with the Company is equal to or greater than 65, and who is age 55 or older at the time of termination, may (upon approval by the Compensation Committee in its sole discretion) be eligible to receive “retirement treatment” with respect to any unvested equity awards. Retirement treatment may include accelerated vesting of equity and, in the case of stock options, extended exercisability periods (but not accelerated vesting after 2010). In July 2011, the Compensation Committee redefined eligibility for “retirement treatment” by adding an additional requirement that executives must have attained at least five years of service with the Company. This additional requirement only applies to equity awards granted after July 2011, unless other terms are approved by the Compensation Committee.

Equity awards granted to executives prior to January 1, 2007 are subject to “retirement treatment” automatically, without approval of the Compensation Committee and without the requirement that the executive be age 55 or older. Currently, only Mr. Veghte is eligible to be considered for retirement treatment; no other NEOs are eligible to be considered for retirement treatment for any awards under the current or former rule.

Retirement treatment for equity awards consists of:

•	Continued vesting of all stock options, which will remain exercisable until the end of their original terms; and

•

In general, accelerating vesting (the lapse of time and/or performance vesting restrictions) of all restricted shares and restricted stock units, and pro-rated vesting of performance units with the payout made in shares contingent upon achievement of established performance goals.

Recipients of stock awards generally have the same rights and privileges as shareholders, whether the stock award is vested or unvested, including the right to receive dividends at the same rate as shares of the Company and the right to vote. However, recipients of restricted stock units do not have voting rights and are only eligible to receive “dividend equivalent rights” (not actual dividends). Additionally, performance units granted under the 2011 and 2010 LTIPs do not provide for any of these rights.

CEO Compensation in 2011, 2010 and 2009

The table below shows the Compensation Committee’s methodology for valuing the compensation of our CEO for 2011, 2010 and 2009.

In early 2009, the Compensation Committee granted to Mr. McGavick stock options that the Compensation Committee valued at $3,500,000. The Compensation Committee determined the grant date value of this award by assigning a value of $8 to each option because, at the time, the Compensation Committee believed our stock to be undervalued. The $8.00 value was significantly higher than the Black-Scholes value assigned to our stock ($2.03) and utilized for determining the grant date fair value for purposes of the Summary Compensation Table. The Compensation Committee believed that using that lower value for purposes of determining CEO compensation would result in the CEO receiving an option award having a value higher than the Compensation Committee intended due to the increased number of shares underlying the option award. As a result, the value of the equity incentive compensation granted to Mr. McGavick in the view of the

Compensation Committee for 2009 ($3,500,000) substantially differs from the value disclosed in the Summary Compensation Table ($889,831).

With regard to cash non-equity incentive compensation, in 2009 the Compensation Committee granted Mr. McGavick $2,000,000 under our 2009 LTIP. As described in more detail in “Executive Compensation—Compensation Discussion and Analysis,” the 2009 LTIP was designed to maximize the retention value of the awards and to avoid further depletion of the limited number of shares available for grants at that time. The Summary Compensation Table shows only the amount of the 2009 LTIP that vested and was paid out with respect to a calendar year in accordance with SEC rules. Again, the Compensation Committee’s valuation for compensation purposes in 2009 ($2,000,000, which represents the grant date face value of the award) and the amount disclosed in the Summary Compensation Table for that year ($933,333) are very different.

In sum, in 2009, from the Compensation Committee’s perspective, it granted approximately $5,500,000 in long-term incentive value to Mr. McGavick, as both a reward for Mr. McGavick’s performance and to incentivize him to continue to drive future performance. However, the Summary Compensation Table disclosure significantly understates the values of those incentives in the view of the Compensation Committee.

For 2011 and 2010, the information in the supplemental table illustrates similar, albeit smaller, disparities between the values the Compensation Committee used in making compensation decisions, and the values required to be disclosed in the Summary Compensation Table.

In 2011, the grant date value assigned to Mr. McGavick’s equity incentive compensation by the Compensation Committee was $6,000,000, split evenly between stock options and our 2011 performance units (as described more fully in “Executive Compensation—Compensation Discussion and Analysis”). Similar to 2010, in relation to Mr. McGavick’s 2011 option award, the market value of the Company’s shares was closer to the book value per share than it was in 2009. The Compensation Committee therefore decided it was appropriate to align the option award value with compensation expense and it used a Black-Scholes method for valuing the option award. However, as in 2010, the Compensation Committee’s methodology used a market price average over the 15 business days prior to the grant date to reduce the impact of volatility from fluctuations in our share price, whereas the methodology employed for purposes of the Summary Compensation Table disclosure did not, and this resulted in a slight variance. Similarly, with respect to the performance units, the Compensation Committee used the market price per share to calculate the grant date value. However, the grant date fair value reflected in the Summary Compensation Table takes an additional step and discounts the value of each performance unit to reflect the fact that the performance units do not have dividend rights. The supplemental table therefore illustrates that the value of the CEO’s 2011 option award ($3,000,000) and performance units ($3,000,000), in the Compensation Committee’s view, differs slightly from the values disclosed in the Summary Compensation Table for the option award ($3,020,653) and the stock award (i.e., performance units) ($2,843,262). Finally, as explained above, in contrast to the Summary Compensation Table, the supplemental table does not include the value of the 2009 LTIP payment that vested and was paid out with respect to 2011, as that was not considered a “2011 grant decision” by the Compensation Committee. See “Executive Compensation—Compensation Discussion and Analysis,” above.

Supplemental Table: CEO Compensation*

Year	Salary	Actual Cash Bonus Paid	Equity Incentive Compensation	Non-Equity Incentive Compensation	Total Compensation

2011	$1,000,000	$600,000	$6,000,000	$0	$7,600,000

2010	$1,000,000	$2,000,000	$6,000,000	$0	$9,000,000

2009	$1,000,000	$3,000,000	$3,500,000	$2,000,000	$9,500,000

*	The information in the table differs substantially from the information in the Summary Compensation Table, specifically with respect to the presentation of equity and non-equity compensation values for the CEO and other executives. However, we believe that this information provides our shareholders with insight into the Compensation Committee’s actions and decision- making process for compensation, although it is not intended to be a substitute for the information provided in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information about the exercisable and unexercisable unexercised options, stock that has not vested and equity incentive plan awards for the NEOs outstanding as of the end of the last fiscal year:

Name	Grant Date	Option Awards (1)(2)						Stock Awards
		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael S. McGavick	05/02/2008	125,000	—	—	$37.78	05/02/2018	05/02/2008	16,000	$316,320
	02/27/2009	291,666	145,834		3.31	02/27/2019	02/28/2010			82,102	$1,623,157
	02/28/2010	110,988	221,976		18.27	02/28/2020	02/28/2011			64,240	1,270,025
	02/28/2011	—	307,693		23.35	02/28/2021

Peter R. Porrino		—	—	—	—	—	08/29/2011	72,816	$1,439,572	—	—

Stephen J.H. Robb	02/22/2008	10,000	—	—	$36.90	02/21/2018	03/10/2007	800	$15,816
	08/11/2008	10,000	—		19.62	08/11/2018	02/28/2008	3,500	69,195
							02/28/2010	10,218	202,010	7,663	$151,498
							02/28/2011	10,707	211,677	5,354	105,849

James H. Veghte	03/08/2002	24,500	—	—	$93.00	03/08/2012	03/10/2007	2,000	$39,540
	03/07/2003	25,000	—		68.62	03/07/2013	02/28/2008	6,250	123,563
	01/12/2004	20,000	—		78.02	01/12/2014	02/28/2010			30,104	$595,156
	03/05/2004	25,000	—		77.10	03/05/2014	02/28/2011			23,555	465,682
	03/04/2005	30,000	—		75.48	03/04/2015
	02/21/2008	77,500	—		36.90	02/21/2018
	08/11/2008	—	100,000		19.62	08/11/2018
	02/27/2009	83,333	41,667		3.31	02/27/2019
	02/28/2010	40,695	81,392		18.27	02/28/2020
	02/28/2011	—	112,821		23.35	02/28/2021

David B. Duclos (5)	03/05/2004	5,000	—	—	$77.10	03/05/2014
	03/04/2005	20,000	—		75.48	03/04/2015
	02/24/2006	30,000	—		67.93	02/24/2016
	01/01/2008	50,000	—		50.31	12/31/2016
	02/21/2008	50,000	—		36.90	12/31/2016
	08/11/2008	100,000	—		19.62	12/31/2016
	02/27/2009	150,000	—		3.31	12/31/2016
	02/28/2010	122,087	—		18.27	12/31/2016
	02/28/2011	112,821	—		23.35	12/31/2016

Sarah E. Street	03/08/2002	20,000	—	—	$93.00	03/08/2012	03/10/2007	2,500	$49,425
	03/07/2003	25,000	—		68.62	03/07/2013	02/28/2008	10,624	210,036
	03/05/2004	20,000	—		77.10	03/05/2014	02/28/2010			16,421	$324,643
	03/04/2005	17,500	—		75.48	03/04/2015	02/28/2011			12,848	254,005
	10/01/2006	15,000	—		68.70	10/01/2016
	02/21/2008	85,000	—		36.90	02/21/2018
	08/11/2008	—	75,000		19.62	08/11/2018
	02/27/2009	37,666	18,834		3.31	02/27/2019
	02/28/2010	22,197	44,396		18.27	02/28/2020
	02/28/2011	—	61,539		23.35	02/28/2021

(1)

All options granted prior to 2008 under the Company’s 1991 Performance Incentive Program have a ten-year term and vest ratably over a four-year period, with one-fourth vesting on each anniversary of grant date. For further details, see “Stock and Option Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)

Beginning with 2008 grants, all options granted under the Company’s 1991 Performance Incentive Program have a ten-year term and vest ratably over a three-year period, with one-third vesting on each anniversary of grant date with the following exceptions: the January 1, 2008 award granted to Mr. Duclos, which vests ratably in four installments on each anniversary of the grant date, and the August 11, 2008 award granted to Mr. Duclos, which had both a three-year cliff vesting schedule and a price hurdle that had to be achieved prior to vesting. As of December 31, 2011, the price hurdle has yet to be attained. For further details, see “Stock and Option Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” described above. Options granted to NEOs in 2011 were non-qualified.

(3)

All restricted shares and restricted stock units were granted under the Company’s 1991 Performance Incentive Program. Vesting details for the 2007 and 2008 restricted share awards granted to Messrs. McGavick and Veghte and Ms. Street are described in the section entitled “Compensation Discussion and Analysis—4.4 Other In-Cycle Long-term Incentive Programs—(i) 2007 and 2008 Performance Restricted Shares.” The vesting provisions as described in that section also apply to any restricted shares awarded to Mr. Robb over the first 1,000 shares granted. However, the first 1,000 shares granted to Mr. Robb in 2008, and the restricted stock units granted to him in 2010 and 2011, vest ratably over a three-year period, one-third on each anniversary of grant date. The restricted stock units granted to Mr. Porrino as a sign-on award vest as follows: 50% of the restricted stock units vest in full on the third anniversary of the date of grant, and the remaining 50% vest ratably over the three-year period from his date of hire on each anniversary of the grant date.

(4)	Represents payout based upon threshold values for the performance units.

(5)

Per the terms of Mr. Duclos’s separation agreement, all unvested stock options were immediately vested upon his retirement and will remain outstanding until the earlier of the expiration of the original ten year term or five years from the date of retirement. Additionally, all restricted share awards were immediately vested upon retirement. All performance units awarded in 2010 and 2011 were vested and pro-rated based on service within the applicable performance period. The vested restricted shares and performance units appear in the Option Exercises and Stock Vested table.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the options exercised and the vesting of stock during the last fiscal year for the NEOs on an aggregate basis:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael S. McGavick	—	$—	—	$—

Peter R. Porrino	—	$—	—	$—

Irene M. Esteves	—	$—	—	$—

Stephen J.H. Robb (1)	—	$—	5,714	$133,169

James H. Veghte	—	$—	—	$—

David B. Duclos (2)	—	$—	14,367	$290,236

Sarah E. Street	—	$—	—	$—

(1)

The 5,714 shares acquired by Mr. Robb are the result of the vesting of restricted share and restricted stock unit awards per the normal graded vesting schedule that applies to employees other than executive officers, and include a March 10, 2007 grant of 250 shares, a February 28, 2008 grant of 250 shares, and a February 28, 2010 grant of 5,214 units.

(2)

The 14,367 shares acquired by Mr. Duclos are the result of the acceleration of vesting of restricted shares held by him at retirement (a March 10, 2007 grant of 1,250 shares and a February 28, 2008 grant of 6,250 shares), shares that vested pursuant to their vesting schedule (a March 10, 2007 grant of 250 shares) and the payment of 6,617 shares resulting from the pro-ration of the performance units granted under the 2010 LTIP, multiplied by the applicable performance factor (16.5%). There was no payout of performance units granted under the 2011 LTIP as performance is currently below threshold.

PENSION BENEFITS

None of the NEOs participate or have any accrued benefits under any of the Company’s defined benefit pension plans.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows amounts contributed to the Company’s only defined contribution plan for the NEOs that provides for the deferral of compensation on a basis that is not tax-qualified in the last fiscal year:

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distribution($)	Aggregate Balance at Last Fiscal Year End($)
Michael S. McGavick	$—	$—	$43	$11,009	$44,252

Peter R. Porrino	$22,000	$12,912	$1,404	$—	$36,316

Irene M. Esteves	$—	$—	$—	$—	$—

Stephen J.H. Robb	$—	$—	$—	$—	$—

James H. Veghte	$—	$—	$(12,185)	$—	$347,394

David B. Duclos	$—	$—	$(6,939)	$—	$778,259

Sarah E. Street	$91,250	$182,500	$(15,565)	$—	$2,362,153

(1)

These amounts are reflected within “Retirement Plan Contributions” in the “Other Annual Compensation from the Summary Compensation Table” during each respective year for which a Registrant Contribution is made to an NEO.

(2)	Aggregate earnings or losses on non-qualified deferred compensation are not reflected in the “Summary Compensation Table.”

Perquisites and benefits for the Company’s U.S. tax-paying executive officers employed in Bermuda, up until December 2008, included participation in the XL Group plc Deferred Compensation Plan (“XLG DCP”), a non-qualified supplemental deferred compensation plan which allowed those executives to defer receipt of up to 50% of their base salary and 100% of their annual incentive award. In addition, if executives elected to defer 5% of compensation above the IRS qualified annual compensation limit, then the Company would make a non-discretionary matching contribution of 7% and a discretionary contribution of up to an additional 3%, into the XLG DCP. This matching amount vested in equal installments over a four-year period. All contributions and deferrals made under the XLG DCP are notionally invested in a series of mutual funds that are managed by the Company’s retirement plan vendor. However, as a result of the passage of The Emergency Economic Stabilization Act of 2008, which was enacted in October 2008, Section 457A was added to the Code. Section 457A requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” (which the XLG DCP is) to be included in an executive officer’s income when the compensation is no longer subject to a substantial risk of forfeiture. As a result, Messrs. McGavick, Duclos and Veghte and Ms. Esteves did not participate in a non-qualified supplemental deferred compensation arrangement during calendar years 2008 through 2011. In addition, deferrals made before this date that are deferred until 2018 or later are to be included in the executive officer’s income on the earlier of the last taxable year beginning before 2017 and the year in which there is no substantial risk of forfeiture. To the extent any executive vests in matching contributions relating to amounts deferred into the plan before December 31, 2008, those vested amounts will be paid to the executive no later than the year following the year in which the vesting occurs in accordance with Section 457A.

Mr. Porrino and Ms. Street are employed in the United States, and are enrolled in the X.L. America, Inc. Deferred Compensation Plan (“XLA DCP”). Because Messrs. McGavick and Veghte have relocated to the United States, they are eligible to participate in the XLA DCP during 2012. The XLA DCP is a non-qualified supplemental deferred compensation plan with the same rights and features as the XLG DCP. For example, participants are allowed to defer both salary and bonus into XLA DCP. During 2011, for the first 5% of salary deferred by a participant above $245,000 of annual compensation, a subsidiary of the Company makes a non-discretionary matching contribution of 7% and a discretionary contribution of up to an additional 3%, into the XLA DCP. All participants in the XLA DCP are required to have a payout election form on file with the Company, indicating the terms chosen by the participant for payout at the time of termination or retirement. No executive is allowed to take a loan from the Company or from its subsidiary X.L. America, Inc., against his or her outstanding plan balance under the XLG DCP or XLA DCP, as applicable.

Both the XLG DCP and the XLA DCP are based on Company-prescribed contribution rates that are established for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. These mutual funds, or similar ones by asset class or via collective trusts, are available to all employees in the 401(k) plan. As no preferential performance or interest rates are accorded any of the notional investments that executives have in these arrangements, no monies relating to earnings associated with them are reported in the Summary Compensation Table.

Employment Contracts with NEOs

The Company entered into employment agreements (the “NEO Employment Agreements”) with the following NEOs: Michael S. McGavick, to serve as the Company’s Chief Executive Officer; Peter R. Porrino, to serve as the Company’s Executive Vice President and Chief Financial Officer; Irene M. Esteves, who served as the Company’s Executive Vice President and Chief Financial Officer prior to her departure in June 2011; James H. Veghte, to serve as the Company’s Executive Vice President and Chief Executive of Reinsurance Operations; David B. Duclos, who served as the Company’s Executive Vice President and Chief Executive of Insurance Operations prior to his retirement on December 31, 2011; and Ms. Sarah E. Street, to serve as the Company’s Executive Vice President and Chief Investment Officer. Mr. Robb, who in his capacity as Corporate Controller acted as principal financial officer and principal accounting officer during the period subsequent to Ms. Esteves’s departure and prior to Mr. Porrino’s commencement as Chief Financial Officer, does not have a written employment agreement.

Each NEO Employment Agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to the Company’s incentive compensation plan, the actual amount earned to be determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time. The terms and conditions of the agreements are described in the “Potential Payments Upon Termination or Change in Control” section. With respect to the agreements with Mr. McGavick, Mr. Veghte, Mr. Duclos, until his retirement, and Ms. Street, employment is for an original term of one year and will continue to be automatically extended for successive one year periods unless the Company or the executive provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. However, the Company modified its standard form of employment agreement for executive officers in mid-2009 to provide for fixed terms. Ms. Esteves’s employment agreement was for a fixed two-year term, and Mr. Porrino’s is for a fixed three-year term and will expire on April 25, 2014. Mr. Porrino’s employment agreement is described in more detail under the heading “Executive Compensation—Compensation Discussion and Analysis—5. NEO Employment Agreements—CFO Employment Agreement.” Each of these executives has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Each NEO Employment Agreement provides for indemnification of the executive by the Company to the maximum extent permitted by applicable law and the Company’s charter documents and requires the Company to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000. In addition, in connection with, and effective upon, the Company’s redomestication to Ireland on July 1, 2010, XLIT Ltd. entered into indemnification agreements with each of the directors and the corporate secretary of the Company, and a deed poll indemnity with respect to the executives, directors and employees of the Company. The indemnification agreements and deed poll provide that XLIT Ltd. will indemnify the indemnitees to the fullest extent permitted by Cayman Islands law against claims related to each indemnitee’s service to (or at the request of) the Company, except in certain circumstances, and provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, subject to certain requirements and provided that the indemnitee must repay any such expense advance if it is determined in a final and non- appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Copies of the form of indemnification and deed poll are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Report on Form 8-K12B, filed with the SEC on July 1, 2010.

NEO Separations in 2011

Ms. Esteves voluntarily resigned from employment with the Company, effective June 24, 2011. She received her base salary and accrued, vested benefits through her separation date.

On November 28, 2011, the Company entered into an agreement and release (the “Agreement and Release”) with Mr. Duclos. Pursuant to the Agreement and Release, Mr. Duclos’s employment with the Company terminated upon his retirement on December 31, 2011 (the “Termination Date”). The Agreement and Release provided that, no later than the Termination Date, Mr. Duclos would resign from all officer positions with the Company and its affiliates as well as his membership on all boards of directors and committees of the Company and its affiliates. A copy of the Agreement and Release is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 1, 2011.

The Agreement and Release provides for: (i) payment of base salary through the Termination Date; (ii) provided Mr. Duclos reexecutes a general release of claims against the Company and its affiliates, a lump sum cash payment of $2,134,375; (iii) eligibility for an annual bonus for 2011, as determined by the Compensation Committee in its discretion; (iv) reimbursement for business expenses incurred prior to the Termination Date; (v) medical benefit plan coverage for Mr. Duclos and his dependents until the earlier of (x) 24 months from the Termination Date and (y) the date Mr. Duclos becomes eligible to receive medical benefits from another employer; (vi) the vesting of a portion of Mr. Duclos’s performance units equal to (A) the percentage of the performance units earned based upon the extent, if any, of attainment of certain performance goals as determined by the Compensation Committee at the end of 2011, multiplied by (B) a fraction, the numerator of which is the number of days during the performance period for the performance units ending on the Termination Date and the denominator of which is the number of days in the full performance period; and (vii) a payment of $66,667 representing the amount payable under the Company’s 2009 LTIP and $114,000 representing the amount of Mr. Duclos’s supplemental deferred cash award. Mr. Duclos’s benefits under the retirement and deferred compensation plans of the Company will be paid in accordance with the terms of the plans and his elections made thereunder. The Agreement and Release contains Mr. Duclos’s release of claims against the Company and its affiliates as well as non-competition, non- solicitation, confidentiality, non-disparagement and cooperation provisions.

The Agreement and Release provides that all stock options and restricted shares granted to Mr. Duclos under the Company’s equity-based incentive compensation plans will, to the extent unvested, become vested on the Termination Date. All of the Company stock options held by Mr. Duclos will be exercisable until the earlier of the term set forth in the applicable stock option agreement and five years following the Termination Date, after which time they will terminate. The incremental value associated with this modification to Mr. Duclos’s stock options is $2,119,470.

The Agreement and Release also provides for indemnification of Mr. Duclos by the Company to the maximum extent permitted by applicable law and the Company’s charter documents with respect to claims based on actions or failures to act by him in his capacity as an officer, director or employee of the Company or its affiliates or in any other capacity in which he served at the request of the Company or an affiliate. The Company is also required to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000 for a period of six years following the Termination Date.

The payments and benefits provided for in the Agreement and Release are substantially the same as those required under Mr. Duclos’s employment agreement, including the terms of the applicable plans and requirements of applicable law, with the exception of the stock option and restricted share provisions which have been agreed in consideration for Mr. Duclos’s extraordinary efforts during his tenure.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

NEO Employment Agreements of Michael S. McGavick, Peter R. Porrino, James H. Veghte and Sarah E. Street

The Company’s employment agreements with each of the NEOs, except for Mr. Robb, also address payments made upon certain termination events. Ms. Esteves voluntarily resigned from employment with the Company, effective June 24, 2011. She received her base salary and accrued, vested benefits through her separation date and therefore is not included in the discussion in this section or in the accompanying table. Similarly, the terms of Mr. Duclos Agreement and Release entered into in connection with his separation from employment on December 31, 2011 are discussed in the previous section and are not discussed again in this section or included in the accompanying table.

In mid-2009, the Company modified its standard form of employment agreement for executive officers, with changes affecting many of the provisions relating to termination payments. These changes to our standard form are reflected in Mr. Porrino’s agreement and are described below. Potential payments upon termination, including termination following a change in control of the Company, are provided pursuant to the NEOs’ employment agreements and various employee benefit plans and award agreements as follows:

Termination Due to Death or Disability

Each NEO Employment Agreement, except for Mr. Porrino, provides that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability, the executive (or in the case of death, the executive’s spouse or estate) is entitled to:

(i)

receive, in accordance with the company’s regular payroll practices then in effect, the executive’s then current base salary through the end of the six month period after the month in which the executive becomes disabled or dies;

(ii)	any annual bonus awarded for the prior performance year but not yet paid in accordance with the Company’s bonus program;

(iii)

within 45 days (60 days in the case of disability) after the date of death or total and permanent disability, a pro rata bonus for the performance year in which the death/disability occurs, in an amount to be determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive’s average annual bonus for the immediately preceding three years;

(iv)

the executive’s vested accrued benefits under any employee benefit programs, and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, all stock options and restricted shares granted to the executive under the 1991 Performance Incentive Plan would, to the extent unvested, become vested on the date of termination due to death or disability. With respect to the performance units granted to the executives under the 2011 and 2010 LTIPs, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee, will vest and shares will be delivered to the executive or his/her estate by March 15 of the year following the executive’s separation for death or disability. The executive would also receive continued medical benefit plan coverage for the executive and/or the executive’s dependents for a period of six months; and

(v)	any payout under the Company’s 2009 LTIP.

Mr. Porrino’s employment agreement does not entitle him to any specific payments upon a termination due to death or disability (other than unpaid base salary through his termination date). He is entitled to any vested accrued benefits under any employee benefit programs and continued

rights with regard to any stock options, restricted stock units or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans and the award agreements under which such options, restricted stock units or other rights were issued.

Termination Without Cause

In the event of termination of the executive’s employment by the Company without Cause (as defined in the employment agreement) or by the executive following assignment to the executive of duties materially inconsistent with his/her position or a material breach by the Company of certain provisions of the employment agreement, the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs. The benefits described in (i), (ii) and (iii) below are only provided contingent on the executive executing and delivering a general release of claims against the Company and its affiliates in a form acceptable to the Company:

(i)

a cash lump-sum payment equal to the sum of two times the executive’s then current base salary, except that Mr. Porrino will receive a cash lump-sum payment equal to one time his then current base salary;

(ii)

a cash lump-sum payment equal to one time the higher of the targeted annual bonus for the performance year in which such termination occurs or the average of the executive’s annual bonus for the three years immediately preceding the year of termination, except that Mr. Porrino will receive a cash lump sum equal to his target annual bonus pro-rated for the number of days Mr. Porrino worked in the year of his termination;

(iii)

any annual incentive award awarded for the prior performance year but not yet paid, except that Mr. Porrino will be paid only his annual incentive award earned with respect to the calendar year ending prior to the date of termination but unpaid on that date; and

(iv)

the executive’s vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, upon approval of the Compensation Committee, all stock options awarded before 2010 and restricted shares granted to the executive under the 1991 Performance Incentive Plan would, to the extent unvested, become vested on the date of termination without Cause. For stock options awarded in 2010 and 2011, unvested options would continue to vest in accordance with the applicable vesting schedule. With respect to the performance units granted to the executives (excluding Mr. Porrino) under the 2010 LTIP and 2011 LTIP, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee will vest and shares will be delivered to the executive by March 15 of the year following the executive’s separation. Mr. Porrino received a sign-on grant of restricted stock units. Pursuant to his employment agreement, in the event Mr. Porrino’s employment is terminated other than for Cause, any sign-on restricted stock units not vested at the time of such termination will vest on the date of the termination. The executive (except Mr. Porrino) would also receive continued medical benefit plan coverage for the executive and/ or the executive’s dependents for a period of up to 24 months.

In addition, as specified under the Company’s 2009 LTIP, the executive is entitled to an amount equal to the face value award reduced by any amount previously paid to the executive in respect of the award. Mr. Porrino did not receive an award under the 2009 LTIP.

Termination Without Cause Following A Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control

Notwithstanding the foregoing, in the event of termination of the executive’s employment (a) by the Company without Cause within the 24-month period following a Change in Control (as defined in the employment agreement and, in the case of Mr. Porrino, before August 25, 2014) (the “Post-Change Period”), (b) by the executive for Good Reason (as defined in the employment agreement) during the Post-Change Period, or (c) in the case of the NEOs, other than Mr. Porrino, by the Company without Cause within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or anticipation of the Change in Control, then the executive is entitled to the executive’s then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum payment equal to the sum of two times the executive’s then current base salary;

(ii)

a cash lump-sum equal to the sum of two times the average of the executive’s annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such calculated average bonus shall be at least equal to the targeted annual bonus for each such year if the target bonus exceeded the actual award paid for that year, except in the case of Mr. Porrino, who will receive a cash lump-sum equal to two times his target annual bonus; and

(iii)

an amount equal to the higher of the executive’s annual bonus actually awarded for the year immediately preceding the year in which the Change in Control occurs or the targeted annual bonus that would have been awarded to the executive for the year of such termination, pro-rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination, except in the case of Mr. Porrino, who will not receive this payment.

In addition, as specified under the Company’s 2009 LTIP, the executive is entitled to an amount equal to the face value award under the 2009 LTIP reduced by any amount previously paid to the executive in respect of the award. Mr. Porrino did not receive an award under the 2009 LTIP.

All grants of restricted shares, stock options, restricted stock units and performance units under the Company’s incentive compensation plans automatically vest upon a Change in Control (as defined in such plans). With respect to the performance units granted under the 2010 LTIP, the award will vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to the executive at the time of the Change of Control.

The executive is also entitled to continued medical benefit plan coverage for the executive and the executive’s dependents for a period of up to 24 months (except for Mr. Porrino, who is not entitled to this benefit) and to accelerated vesting of the executive’s rights (i) under any retirement plans; and (ii) under any stock options or other rights with respect to equity securities of the Company held by the executive, which options or other rights shall be exercisable for the shorter of three years or the remaining term of the security. In addition, each executive (other than Messrs. Porrino and Robb) is entitled to gross-up payments in the event excise taxes are imposed on the executive’s payments or benefits under Section 280G of the Code. The Company removed the Section 280G excise tax gross-up from its standard form of executive employment agreement in mid-2009, and Mr. Porrino would not be entitled to tax gross-up payments in the event excise taxes were imposed on his payment and benefits.

Termination With Cause or Other Voluntary Termination

In the event of termination of the executive’s employment by the Company with Cause or any voluntary termination by the executive, the executive is entitled to:

(i)	the executive’s then current base salary through the date on which termination occurs;

(ii)	continued rights with regard to any vested stock options held by the executive in accordance with the terms of the plans under which such options were issued; and

(iii)	the executive’s vested accrued benefits under any employee benefit programs as provided in the programs.

The “Potential Payments Upon Termination or Change in Control Table” estimates the value of such benefits assuming termination as of December 31, 2011.

Potential Payments Upon Termination or Change in Control Table
(As of December 31, 2011)

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1)
Michael S. McGavick	Cash Lump Sum Payment (2)	$500,000	$2,000,000	$2,000,000
	Cash Lump Sum Payment of Bonus	2,333,333	2,333,333	4,666,666
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	6,057,875	5,891,393	8,836,074
	Non-Equity Incentive and Deferred Cash Payments (4)	0	133,334	508,834
	Continued Medical Coverage	11,653	46,608	46,608
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	35,983
	280G Gross Ups (5)	0	0	5,198,484

	Total	$8,902,861	$10,404,668	$21,292,649

Peter R. Porrino	Cash Lump Sum Payment (1)	$0	$600,000	$1,200,000
	Cash Lump Sum Payment of Bonus	0	900,000	1,800,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	1,456,021	1,456,021	1,456,021
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	0
	Continued Medical Coverage	0	0	0
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$1,456,021	$2,956,021	$4,456,021

Stephen J.H. Robb	Cash Lump Sum Payment (1)	$0	$0	$0
	Cash Lump Sum Payment of Bonus	0	0	0
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	784,039	534,660	1,026,379
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	0
	Continued Medical Coverage	0	0	0
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$784,039	$534,660	$1,026,379

James H. Veghte	Cash Lump Sum Payment (1)	$300,000	$1,200,000	$1,200,000
	Cash Lump Sum Payment of Bonus	1,050,000	1,050,000	2,100,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	250,000
	Accelerated Vesting of Awards (3)	2,089,057	2,028,013	3,107,706
	Non-Equity Incentive and Deferred Cash Payments (4)	0	66,668	217,168
	Continued Medical Coverage	11,653	46,608	46,608
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$3,450,710	$4,391,289	$6,921,482

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1)
Sarah E. Street	Cash Lump Sum Payment (1)	$225,000	$900,000	$900,000
	Cash Lump Sum Payment of Bonus	1,396,667	1,396,667	3,060,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	270,000
	Accelerated Vesting of Awards (3)	1,248,974	1,215,677	1,804,590
	Non-Equity Incentive and Deferred Cash Payments (4)	0	30,000	30,000
	Continued Medical Coverage	3,367	13,464	13,464
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$2,874,008	$3,555,808	$6,078,054

(1)	Potential payments under a change in control are calculated with the assumption that all conditions triggering a change in control occurred on December 31, 2011.

(2)

Salary continuation amounts in the event of death or disability to Mr. McGavick, Mr. Veghte and Ms. Street are based on the value of six months of base salary. There are no benefits payable to Mr. Porrino in the event of either his death or disability. Should Mr. Porrino become disabled, he would have coverage under the Company’s broad based Long Term Disability policy; however, no additional cash benefits would be made available.

(3)

The value of potential acceleration of vesting of stock options is based upon the intrinsic value of each award (closing share price less option strike price) at December 31, 2011, while the value of potential acceleration of vesting of restricted share, restricted stock unit and performance unit awards is calculated based upon the closing price of the shares on December 31, 2011 which was $19.77.

In the event of termination of employment due to death or disability, the accelerated vesting of awards is calculated as follows (share totals rounded due to proration):

a.

For Mr. McGavick, accelerated vesting of awards represents 675,503 stock options, 16,000 restricted shares, and 152,158 performance units, with values of $2,733,392, $316,320, and $3,008,164, respectively.

b.	For Mr. Porrino, accelerated vesting of awards represents 73,648 restricted stock units, with a value of $1,456,021.

c.	For Mr. Robb, accelerated vesting of awards represents 4,300 restricted shares, 21,583 restricted stock units, and 13,775 performance units, with values of $85,011, $426,696 and $272,332 respectively.

d.	For Mr. Veghte, accelerated vesting of awards represents 335,880 stock options, 8,250 restricted shares, and 55,793 performance units, with values of $822,927, $163,103, and $1,103,028, respectively.

e.	For Ms. Street, accelerated vesting of awards represents 199,769 stock options, 13,124 restricted shares, and 30,433 performance units, with values of $387,852, $259,461, and $601,660, respectively.

In the event of a termination without cause, the accelerated vesting of awards is calculated as follows (share totals rounded due to termination proration):

a.

For Mr. McGavick, accelerated vesting of awards represents 359,386 stock options, 16,000 restricted shares, and 152,158 performance units, with values of $2,566,910, $316,320, and $3,008,164, respectively.

b.	For Mr. Porrino, accelerated vesting of awards represents 73,648 restricted stock units, with a value of $1,456,021.

c.	For Mr. Robb, accelerated vesting of awards represents 4,300 restricted shares, 8,969 restricted stock units, and 13,775 performance units, with values of $85,011, $177,317, and $272,332 respectively.

d.

For Mr. Veghte, accelerated vesting of awards represents 219,970 stock options, 8,250 restricted shares, and 55,793 performance units, with values of $761,883, $163,103, and $1,103,028, respectively. In addition, Mr. Veghte was eligible for retirement treatment as of December 31, 2011. Therefore, if Mr. Veghte were to be terminated without cause, the Compensation Committee would have discretion to grant Mr. Veghte the additional benefit of continued vesting of all stock options granted in 2010 and 2011, and the extension of the exercise term for all outstanding options to their original ten-year term.

e.	For Ms. Street, accelerated vesting of awards represents 136,545 stock options, 13,124 restricted shares, and 30,433 performance units, with values of $354,555, $259,461, and $601,660, respectively.

In the event of a termination without cause following a change in control, the accelerated vesting of awards is calculated as follows (share totals rounded due to termination proration):

a.

For Mr. McGavick, accelerated vesting of awards represents 675,503 stock options, 16,000 restricted shares, and 292,684 performance units, with values of $2,733,392, $316,320, and $5,786,363, respectively.

b.	For Mr. Porrino, accelerated vesting of awards represents 73,648 restricted stock units, with a value of $1,456,021.

c.

For Mr. Robb, accelerated vesting of awards represents 4,300 restricted shares, 21,583 restricted stock units, and 26,033 performance units, with values of $85,011, $426,696, and $514,672 respectively.

d.	For Mr. Veghte, accelerated vesting of awards represents 335,880 stock options, 8,250 restricted shares, and 107,318 performance units, with values of $822,927, $163,103, and $2,121,677, respectively.

e.	For Ms. Street, accelerated vesting of awards represents 199,769 stock options, 13,124 restricted shares, and 58,537 performance units, with values of $387,852, $259,461, and $1,157,276, respectively.

(4)

Non-equity incentive awards represent the accelerated vesting of any remaining payout under the 2009 LTIP in all termination scenarios. In the event of a change in control, unvested Deferred Cash under the Retirement Benefit Replacement awards to Mr. McGavick and Mr. Veghte will also be accelerated.

(5)

The amount in this category represents the estimated tax-reimbursement payment to compensate Mr. McGavick for additional taxes that he might incur as a result of the “golden parachute” excise tax imposed by Section 4999 of the Code. An excise tax may be due if the aggregate present value of the payments that are contingent on a change of control equals or exceeds an amount equal to three times the taxpayer’s base amount. The taxpayer’s base amount is, in general, the individual’s average annualized includible compensation for the most recent five taxable years (or shorter if the individual has not been employed by the service recipient for five years) ending before the date of the change of control.

DIRECTOR COMPENSATION TABLE

The Company compensates each of its Non-Employee Directors through a mixture of cash and equity-based compensation. As a result of the redomestication of the Company from the Cayman Islands to Ireland during 2010, our Non-Employee Directors now pay Irish taxes on a portion of their compensation. The Non-Employee Directors are responsible for these Irish taxes and are not reimbursed by the Company for such taxes.

The following table sets forth the compensation paid by the Company to Non-Employee Directors for services rendered in the fiscal year ended December 31, 2011:

Name(1)	Fees Earned or Paid in Cash($) (2)	Stock Awards (3)(4)	Option Awards	All Other Compensation ($)(5)	Total($)
Ramani Ayer	$105,667	$120,017	$49,086	$—	$274,770

Dale R. Comey	$128,000	$120,017	$—	$—	$248,017

Robert R. Glauber	$231,000	$120,017	$—	$—	$351,017

Herbert N. Haag	$121,000	$120,017	$—	$118,570	$359,587

Suzanne B. Labarge	$19,417	$60,009	$46,672	$—	$126,098

Joseph Mauriello	$135,167	$120,017	$—	$—	$255,184

Eugene M. McQuade	$117,500	$120,017	$—	$—	$237,517

Clayton S. Rose	$106,000	$120,017	$—	$—	$226,017

Ellen E. Thrower (6)	$115,000	$120,017	$—	$—	$235,017

Sir John Vereker	$115,000	$120,017	$—	$46,350	$281,367

(1)

Michael S. McGavick, the Company’s CEO, is not included in the “Director Compensation Table” above, as he is an employee of the Company and therefore receives no compensation for his service as a Director of the Company. The compensation received by Mr. McGavick as an executive of the Company is shown in the “Summary Compensation Table.”

(2)

See “Cash Compensation Paid to Non-Employee Directors” below. Amounts provided include the pro-rated portion of the annual retainer fees paid in May of 2010 and May of 2011 for services rendered between January 1, 2011 and December 31, 2011, and special meeting fees earned during 2011. Specifically, fees included in the chart above reflect the portion of those payments earned during 2011 for all Non-Employee Directors. These retainer fees may include board chair, committee chair, or additional committee membership fees, also pro-rated over the service period as described above.

(3)

See “Equity-Based Compensation Paid to Non-Employee Directors” below. All directors, except for Ms. Labarge, were granted Company stock equal in value to $120,017 on May 6, 2011. The number of shares granted was determined by dividing this amount by the closing price of Company stock on the date of grant ($23.45), and rounding up to the nearest whole share. Ms. Labarge, who joined the Board in October 2011, received the pro-rated portion of the value of the annual equity award granted to Non-Employee Directors for their service between May 2011 and April 2012, determined using the last reported sale price of the Company’s ordinary shares on November 4, 2011. The amounts shown represent the fair value of stock awards, calculated as the number of shares granted, multiplied by the Company’s closing share price on the date of grant. See Note 18(d), “Share Capital—Options” of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for further information on stock awards granted.

(4)	The aggregate number of stock awards outstanding (i.e., not vested) as at December 31, 2011 for each Non-Employee Director was nil.

(5)

Represents fees for serving on XL subsidiary boards. Mr. Haag earned £60,000 in 2011 for serving on the XL London Market Limited and XL Insurance Company Limited boards and an additional €20,000 for serving on the XL Re Europe Ltd board. Mr.Vereker earned £30,000 in 2011 for serving on the XL Insurance Company Limited board. U.S. dollar figures included in the table above were calculated based on the applicable exchange rate in effect on December 31, 2011.

(6)	Dr. Thrower retired from the Board effective February 24, 2012.

Narrative Disclosure to the Director Compensation Table

Cash Compensation Paid to Non-Employee Directors

Annual Retainer Fee

In 2011, Non-Employee Directors received an annual retainer fee of $100,000 that was paid following the Annual General Meeting in May 2011, for their services from May 1, 2011 through April 30, 2012. In 2010, Non-Employee Directors received an annual retainer fee of $100,000 that was paid following the Annual General Meeting in April 2010, for their services from May 1, 2010 through April 30, 2011.

Board and Committee Chairmen and Meeting Attendance Fees

In 2011, Mr. Glauber received an annual fee of $125,000 for serving as Chairman of the Board. Also, each of Messrs. Comey and McQuade, as the respective Chairmen of the Nominating, Governance and External Affairs Committee and the Risk and Finance Committee, received a committee chairman’s fee of $10,000. Mr. Mauriello, the Chairman of the Audit Committee, received a committee chairman’s fee of $25,000. Mr. Haag, the Chairman of the Compensation Committee, received a committee chairman’s fee of $15,000. Additionally, each Audit Committee member received an Audit Committee retainer fee of $7,500.

Non-Employee Directors do not receive Board or committee meeting attendance fees, except in the case of special meetings, for which the Company pays an attendance fee of $1,500 per meeting.

All Other Fees

In addition to the aforementioned fees, Non-Employee Directors are reimbursed for travel, accommodation and other reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. The Company transports one or more Non-Employee Directors to and from such meetings on an aircraft in which fractional ownerships are held by the Company.

Deferral of Annual Retainer Fee

Prior to January 1, 2009, Non-Employee Directors could elect to defer, at the beginning of each calendar year, all or part of their Board annual retainer fee in increments of 10%. Subsequent to that date, the Company’s Non-Employee Directors are no longer able to defer any portion of their annual retainer fee. This is as a result of the passage of The Emergency Economic Stabilization Act of 2008, as noted above, which was enacted in October 2008, pursuant to which Section 457A was added to the Code, which requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” to be included in the service provider’s income when the compensation is no longer subject to a substantial risk of forfeiture. Deferrals made before January 1, 2009, which are deferred until 2018 or later, are to be included in income of the service provider (i.e., the Non-Employee Director) on the earlier of the last taxable year beginning before 2017 and the year in which there is no substantial risk of forfeiture.

In years when a Non-Employee Director made an election to defer all or a portion of the annual retainer fee, deferred annual retainer fees were credited in the form of share units (“deferred share units”). The value of the deferred share units would be calculated by dividing 100% of the deferred annual retainer fee by the market value of the Company’s shares on the date the fees would otherwise be paid, in accordance with the terms of the Company’s Directors Stock and Option Plan, as amended and restated (the “Directors Plan”). Deferred share units represent a right to receive shares. Deferred share units have no voting rights and receive dividend equivalents rather than cash dividends. Each Non-Employee Director receives dividend equivalents on the deferred share units contained in his or her stock deferral account, which are equal in value to dividends paid on the Company’s shares. The dividend equivalents granted are then reinvested in the Non-Employee Directors’ stock deferral accounts in the form of additional deferred share units. Upon a “separation from service” (as defined in Treasury Reg. 1-409A-1(h)) as a Director, each Non-Employee Director receives a share for each deferred share unit awarded. Such deferred share units are received either in a lump sum on the date of the Non-Employee Director’s “separation from service” or over a period not to exceed 5 years, as elected in advance by such Non-Employee Director. Alternatively, Non-Employee Directors may elect to receive their annual retainer fees in the form of ordinary shares having a value equal to their annual retainer fees on the date of the Annual General Meeting of the current year. In 2011, no Non-Employee Director elected to receive their annual retainer fee in the form of shares.

Equity-Based Compensation Paid to Non-Employee Directors

Shares

In April 2011, each then Non-Employee Director received an award of shares equal to approximately $120,017 for his or her service as a Director from May 2011 to April 2012. This award resulted in each Non-Employee Director (other than Ms. Labarge) receiving 5,118 shares. The fair market value of each share on the date of grant was $23.45. Ms. Labarge joined our Board in October 2011 and was awarded a pro-rated grant of 2,816 shares, which had a fair market value of $21.31 on November 4, 2011, the date of grant. All such shares vested on the date of grant pursuant to the terms of the Directors Plan and are subject to the Director share ownership guidelines described below.

On October 27, 2011, the Nominating, Governance and External Affairs Committee approved a process whereby Non-Employee Directors may make an irrevocable election to have shares withheld by the Company in an amount necessary to satisfy Irish tax withholding obligations on their share awards. Under Irish tax rules, fully vested share awards are subject to Irish “Pay as You Earn” taxation requirements. This right of election will apply commencing with the stock granted to Non-Employee Directors in April 2012.

Options

Upon joining the Board, new Non-Employee Directors receive an initial stock option award under the Directors Stock and Option Plan. Therefore, on February 24, 2011, the Board granted 5,000 stock options to Mr. Ayer and, on November 4, 2011, it granted 5,000 stock options to Ms. Labarge. Upon commencement of Ms. Gooding’s term as a Non-Employee Director on April 26, 2012, she is entitled to receive an initial stock option award under the Directors Stock and Option Plan.

Retainer Share Units

Prior to January 1, 2009, share units were credited to the account of each Non-Employee Director (collectively, “retainer share units”) in an amount equal to the non-employee director’s retainer fee divided by the fair market value of a share on the date such retainer share units were to have been credited pursuant to the Directors Plan. Dividends on the retainer share units contained in a Non-Employee Director’s stock deferral account are credited as additional retainer share units, which are equal in value to dividends paid on the Company’s shares. Benefits under the Directors Plan will be distributed in the form of shares for each retainer share unit awarded following retirement or termination of a Non-Employee Director’s service on the Board. Such shares are received either in a lump sum on the date of a Non-Employee Director’s retirement or termination or over a period not to exceed five years, as elected in advance by each Non-Employee Director. However, consistent with the Director’s previous ability to defer their annual retainer fee, Non-Employee Directors, subsequent to January 1, 2009, did not receive such retainer share units as a result of the addition of Section 457A to the Code. In addition, retainer share units granted before January 1, 2009, are to be included in income of the service provider (i.e., the Director) on the earlier of the last taxable year beginning before 2017 and his or her respective retirement from the Board.

Director Share Ownership

The Company encourages the long-term ownership of Company shares by its Non-Employee Directors. Accordingly, at its April 2010 meeting, the Nominating, Governance and External Affairs Committee established a share ownership target for Non-Employee Directors of at least $300,000 in value of beneficially owned shares, options or share units (or any combination thereof).

In addition to the share ownership target, the Nominating, Governance & External Affairs Committee established restrictions on the sale of shares and share holding requirements for our Directors. Directors may not sell shares granted on or after May 1, 2010 unless they have met the share ownership target. A director may direct the Company to withhold shares to cover tax obligations associated with the grant, regardless of whether the full level of share ownership has been attained. Directors are also required to retain and hold 50% of each grant (net of taxes) made on or after May 1, 2010 for a minimum of five years from the grant date before being allowed to sell those vested shares. The retain and hold requirement and restrictions applicable to the sale of shares are not retroactive with respect to grants prior to May 1, 2010.

All of our Non-Employee Directors as of the date of this proxy statement are currently in compliance with our share holding requirements and sale restrictions. The following Non-Employee Directors have met the share ownership target: Messrs. Comey, Haag, Glauber, Mauriello and McQuade and Sir John Vereker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 7, 2012, information regarding the beneficial ownership of the Company’s shares held by: (1) each person who beneficially owns 5% or more of the Company’s outstanding shares; (2) each of our nominees, each of our continuing directors and each of our named executive officers; and (3) all of our current directors and executive officers as a group. This table does not include Ms. Gooding, who will become a director on April 26, 2012, or Dr. Thrower, who retired on February 24, 2012. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after March 7, 2012. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or persons have the right to acquire within 60 days after March 7, 2012 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	Ordinary Shares	27,135,211	8.60	% (3)

Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	Ordinary Shares	24,019,224	7.62	% (4)

Ameriprise Financial, Inc.; Columbia Management Investment Advisers, LLC 145 Ameriprise Financial Center Minneapolis, MN 55474 100 Federal Street Boston, MA 02110	Ordinary Shares	20,606,567	6.53	% (5)

Paulson & Co. Inc. 1251 Avenue of the Americas, New York, NY 10020	Ordinary Shares	17,071,900	5.41	% (6)

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	Ordinary Shares	16,511,700	5.23	% (7)

Ramani Ayer (8)	Ordinary Shares	10,158	*

Dale R. Comey (9)	Ordinary Shares	71,389	*

David B. Duclos (10)	Ordinary Shares	678,894	*

Irene M. Esteves (11)	Ordinary Shares	0	*

Robert R. Glauber (12)	Ordinary Shares	69,256	*

Herbert N. Haag (13)	Ordinary Shares	102,444	*

Suzanne B. Labarge (14)	Ordinary Shares	9,816	*

Joseph Mauriello (15)	Ordinary Shares	53,392	*

Michael S. McGavick (16)	Ordinary Shares	1,054,155	*

Eugene M. McQuade (17)	Ordinary Shares	62,305	*

Peter R. Porrino (18)	Ordinary Shares	12,660	*

Stephen J.H. Robb (19)	Ordinary Shares	41,733	*

Clayton S. Rose (20)	Ordinary Shares	19,308	*

Sarah E. Street (21)	Ordinary Shares	357,906	*

James H. Veghte (22)	Ordinary Shares	527,183	*

Sir John Vereker (23)	Ordinary Shares	45,626	*

Current Directors and executive officers of the Company as a group (19 persons in total)	Ordinary Shares	3,504,928	1.11%

*	Represents less than 1% of each class of security beneficially owned.

(1)

Each share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the issued shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in the Company’s Articles of Association. “Controlled Shares” include, among other things, all shares that a person (as defined in the Company’s Articles of Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Code).

(2)

For the Company’s Directors, includes shares, deferred share units, deferred restricted shares and retainer share units credited to the accounts of the Directors pursuant to their election to defer their Annual Retainer fees as described under “Cash Compensation Paid to Non-Employee Directors,” above.

(3)

Represents 27,135,211 shares with sole voting power and 27,135,211 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Blackrock Inc. on February 10, 2012.

(4)

Represents 3,890,663 shares with sole voting power, 20,128,561 shares with shared voting power and 24,019,224 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 10, 2012.

(5)

Represents 1,003,437 shares with shared voting power and 20,606,567 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Ameriprise Financial, Inc. on February 14, 2012.

(6)

Represents 17,071,900 shares with sole voting power and 17,071,900 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Paulson & Co. Inc. on February 14, 2012.

(7)

Represents 16,511,700 shares with sole voting power and 16,511,700 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Capital World Investors on February 10, 2012.

(8)	Includes 5,000 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 40 shares held in a Grantor Retained Annuity Trust.

(9)

Includes 32,500 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 12,818 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors.

(10)	Includes 639,908 shares issuable upon the exercise of stock options that were vested and exercisable.

(11)	All outstanding awards were forfeited as of June 24, 2011, the date of Ms. Esteves’s separation from the Company.

(12)

Includes 35,000 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 4,392 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors.

(13)

Includes 22,500 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 3,564 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors.

(14)	Includes 5,000 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 2,000 shares held in a personal holding company.

(15)

Includes 22,500 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 6,821 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors.

(16)	Includes 887,040 shares issuable upon the exercise of stock options that were vested and exercisable. Also includes 16,000 restricted shares that had not vested but which have voting rights.

(17)

Includes 25,000 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 8,234 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors.

(18)	Restricted stock units awarded at hire have no voting rights.

(19)	Includes 20,000 shares issuable upon the exercise of stock options that were vested and exercisable. Also includes 4,050 restricted shares that had not vested but which have voting rights.

(20)	Includes 5,000 shares issuable upon exercise of stock options that were vested and exercisable.

(21)	Includes 303,908 shares issuable upon the exercise of stock options that were vested and exercisable. Also includes 13,124 restricted shares that had not vested but which have voting rights.

(22)	Includes 445,998 shares issuable upon the exercise of stock options that were vested and exercisable. Also includes 8,250 restricted shares that had not vested but which have voting rights.

(23)

Includes 17,500 shares issuable upon exercise of stock options that were vested and exercisable. Also includes 2,255 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the shares and other equity securities of the Company.

The Company believes that all of its directors and executive officers who are Section 16 filers filed all of such reports on a timely basis during the year ended December 31, 2011.

RELATED PERSON TRANSACTIONS

Certain shareholders of the Company and their affiliates, as well as the employers of or entities otherwise associated with certain directors and officers or their affiliates, have purchased insurance and/or reinsurance from the Company in the ordinary course of business on terms the Company believes were no more favorable to these (re)insureds than those made available to other customers.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board’s oversight of the quality and integrity of the Company’s financial statements, including its system of internal control over financial reporting, the Company’s independent registered public accounting firm’s (the “independent auditor”) qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. For the period from January 1, 2011 through December 31, 2011, Messrs. Mauriello (Chairman) and Comey, Dr. Thrower and Sir John Vereker served on the Audit Committee. Mr. Ayer served on the Audit Committee from May 6, 2011 through December 31, 2011, and Ms. Labarge served on the Audit Committee from October 27, 2011 to December 31, 2011. Dr. Thrower retired from the Board effective February 24, 2012.

The Audit Committee is currently comprised of the five independent Directors named below and operates under a written charter. A current copy of the Audit Committee Charter is available on the Company’s website located at www.xlgroup.com under “Investor Relations—Corporate Governance.”

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor, as appropriate. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company’s Code Conduct and Code of Ethics for the Company’s Senior Financial Officers or to set or determine the adequacy of the Company’s reserves.

The Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for such fiscal year. This recommendation was based on the following actions undertaken by the Audit Committee:

•	Review and discussion of the Company’s system of internal control over financial reporting;

•	Review of the audited financial statements and management’s assessment of the effectiveness of the Company’s system of internal control over financial reporting;

•	Review and discussions with management regarding the audited financial statements;

•

Receipt of written disclosures and the letter from the independent auditor under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•

Discussions with the independent auditor regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Public Company Accounting Oversight Board in its guidance “Communication With Audit Committees,” the independent auditor’s opinion on the effectiveness of the Company’s system of internal control over financial reporting and other matters the Audit Committee deemed relevant and appropriate.

Audit Committee
Joseph Mauriello, Chairman
Ramani Ayer
Dale R. Comey
Suzanne B. Labarge
Sir John Vereker

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2011 and 2010 were approximately $13,249,000 and $14,319,000, respectively. Audit fees were for professional services rendered primarily in connection with the audit and quarterly reviews of the consolidated financial statements, internal control over financial reporting and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which the Company operates and the provision of certain opinions relating to the Company’s filings with the SEC.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2011 and 2010 were approximately $148,000 and $94,000, respectively. In 2011 and 2010, such audit-related fees were primarily related to the performance of services related to accounting consultations.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2011 and 2010 were approximately $1,016,000 and $1,711,000, respectively. In 2011 and 2010, these fees were for professional services rendered for tax planning and compliance, and tax fees related to services performed in relation to international strategic tax organization.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to the Company, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended December 31, 2011 and 2010 were approximately $346,000 and $65,000, respectively. The aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to the Company in 2011 related to UK compliance and capital monitoring frameworks and to software licenses acquired for technical accounting reference tools required for regulatory filings. In 2010, the aggregate fees billed for such products and services performed related to Solvency II and to software licenses acquired for technical accounting reference tools required for regulatory filings.

General

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the independent auditor to provide services to the Company shall be submitted to the Audit Committee or the Chairman of the Audit Committee.

The Audit Committee considered whether the provision of non-audit services performed by the independent auditor was compatible with maintaining PricewaterhouseCoopers LLP’s independence during 2011. The Audit Committee concluded in 2012 that the provision of these services during 2011 was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the performance of its auditing functions.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2013 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company’s Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda. Such proposals must be received by November 11, 2012.

Pursuant to the Company’s Articles of Association, any shareholder entitled to attend and vote at an Annual General Meeting may nominate persons for election as Directors if written notice of such shareholder’s intent to nominate such persons is received by the Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda during the period provided in the Company’s Articles of Association. Specifically, written notice of a shareholder’s intent to make a Director nomination at the 2013 Annual General Meeting must be received by the Secretary no earlier than December 28, 2013 and no later than January 27, 2013 (with certain exceptions if the 2013 Annual General Meeting is held more than 30 days before or after the one-year anniversary of the date of the 2012 Annual General Meeting). Such notice must include any information required pursuant to Article 61 of the Company’s Articles of Association at the time of submission. The nomination of any person not made in compliance with the foregoing procedures will be disregarded.

OTHER MATTERS

While management knows of no other matters to be brought before the Annual General Meeting other than the presentation of the Company’s 2011 financial statements and the minutes of the 2011 Annual General Meeting of shareholders, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by Directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation for such services. In addition to the foregoing, the Company has retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee of approximately $11,000 plus customary costs, reasonable out-of-pocket expenses and disbursements. Upon request, the Company will also reimburse brokers and others holding shares in their names, or in the names of nominees, for forwarding proxy materials to their customers. To the extent necessary in order to ensure sufficient representation at the Annual General Meeting, the Company or its proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, email, internet or other means of electronic transmission.

Householding of Shareholder Documents

We may send a single Notice to any household at which two or more shareholders reside, or a single set of shareholder documents (the Annual Report to shareholders and this Proxy Statement) if those shareholders have requested hard copies of these documents. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker or write or call XL’s Investor Relations department at:

XL Group plc
Investor Relations
Seaview House
70 Seaview Avenue
Stamford, CT 06902-6040
Telephone: (203) 964-3470
Fax: (203) 964-3444
Email: investorinfo@xlgroup.com

Upon written or oral request, the Company will promptly deliver, without charge, to any shareholder a copy of the Notice, its Annual Report on Form 10-K for the year ended December 31, 2011, or this Proxy Statement. Requests for copies should be submitted to the Company’s Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda or (441) 292-8515.

As ordered,

Michael S. McGavick Chief Executive Officer